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                                                                   Exhibit 99(a)


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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         DATA RESEARCH ASSOCIATES, INC.

                            MCGUIRE ACQUISITION INC.

                                       AND

                              SIRSI HOLDINGS CORP.

                                   DATED AS OF

                                  MAY 16, 2001

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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I DEFINITIONS AND INTERPRETATION.....................................2

  1.1  DEFINITIONS...........................................................2
  1.2  INTERPRETATION.......................................................10

ARTICLE II THE OFFER AND MERGER.............................................11

  2.1  THE OFFER............................................................11
  2.2  COMPANY ACTIONS......................................................12
  2.3  DIRECTORS............................................................13
  2.4  THE MERGER...........................................................14
  2.5  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION..................14
  2.6  EFFECTIVE TIME.......................................................15
  2.7  CLOSING..............................................................15
  2.8  SUBSEQUENT ACTIONS...................................................15
  2.9  SHAREHOLDERS' MEETING................................................15
  2.10 MERGER WITHOUT MEETING OF SHAREHOLDERS...............................16

ARTICLE III CONVERSION OF SECURITIES........................................16

  3.1  CONVERSION OF CAPITAL STOCK..........................................16
  3.2  EXCHANGE OF COMPANY CERTIFICATES.....................................17
  3.3  DISSENTING SHARES....................................................19
  3.4  COMPANY STOCK OPTION PLANS...........................................19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................20

  4.1  ORGANIZATION; QUALIFICATION..........................................20
  4.2  SUBSIDIARIES AND AFFILIATES..........................................21
  4.3  CAPITALIZATION.......................................................21
  4.4  AUTHORIZATION, VALIDITY OF AGREEMENT, COMPANY ACTION.................22
  4.5  BOARD APPROVALS REGARDING TRANSACTIONS...............................23
  4.6  VOTE REQUIRED........................................................23
  4.7  CONSENTS AND APPROVALS, NO VIOLATIONS................................23
  4.8  REPORTS AND FINANCIAL STATEMENTS.....................................24
  4.9  BOOKS AND RECORDS....................................................24
  4.10 NO UNDISCLOSED LIABILITIES...........................................25
  4.11 INTENTIONALLY OMITTED................................................25
  4.12 ABSENCE OF CERTAIN CHANGES...........................................25
  4.13 LITIGATION...........................................................26
  4.14 EMPLOYEE BENEFIT PLANS...............................................27
  4.15 TAX MATTERS, GOVERNMENT BENEFITS.....................................30
  4.16 TITLE TO PROPERTIES; ENCUMBRANCES....................................32
  4.17 LEASES...............................................................33
  4.18 ENVIRONMENTAL AND SAFETY MATTERS.....................................33
  4.19 INTELLECTUAL PROPERTY................................................33
  4.20 EMPLOYMENT MATTERS...................................................36
  4.21 COMPLIANCE WITH LAWS.................................................37
  4.22 CONTRACTS AND COMMITMENTS............................................37
  4.23 CUSTOMERS AND SUPPLIERS..............................................39
  4.24 INFORMATION IN SCHEDULE 14D-9........................................39
  4.25 INFORMATION IN PROXY STATEMENT.......................................39
  4.26 OPINION OF FINANCIAL ADVISOR.........................................39
  4.27 ABSENCE OF QUESTIONABLE PAYMENTS.....................................40
  4.28 INSIDER INTERESTS....................................................40
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  4.29 BROKERS OR FINDERS...................................................40
  4.30 INSURANCE............................................................41
  4.31 EMPLOYEE STOCK PURCHASE PLAN.........................................41
  4.32 FULL DISCLOSURE......................................................41

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER............41

  5.1  ORGANIZATION.........................................................41
  5.2  AUTHORIZATION, VALIDITY OF AGREEMENT, NECESSARY ACTION...............42
  5.3  CONSENTS AND APPROVALS, NO VIOLATIONS................................42
  5.4  INFORMATION IN OFFER DOCUMENTS.......................................42
  5.5  INFORMATION IN PROXY STATEMENT.......................................43
  5.6  BROKERS OR FINDERS...................................................43
  5.7  LACK OF OWNERSHIP OF SHARES..........................................43

ARTICLE VI COVENANTS........................................................43

  6.1  INTERIM OPERATIONS OF THE COMPANY....................................43
  6.2  ACCESS; CONFIDENTIALITY..............................................46
  6.3  REASONABLE EFFORTS...................................................47
  6.4  NO SOLICITATION OF COMPETING TRANSACTION.............................48
  6.5  TRANSFER OF MAJOR SHAREHOLDERS' SHARES...............................50
  6.6  PUBLICITY............................................................50
  6.7  NOTIFICATION OF CERTAIN MATTERS......................................50
  6.8  DIRECTORS' AND OFFICERS' INDEMNIFICATION.............................50
  6.9  STATE TAKEOVER LAWS..................................................51
  6.10 PURCHASER COMPLIANCE.................................................51
  6.11 INTENTIONALLY OMITTED................................................51
  6.12 EXPENSES.............................................................51
  6.13 EMPLOYMENT AGREEMENT.................................................52
  6.14 INTERIM ACTIONS......................................................52
  6.15 SUBSIDIARY CAPITAL STOCK.............................................52

ARTICLE VII CONDITIONS......................................................52

  7.1  SHAREHOLDER APPROVAL.................................................52
  7.2  STATUTES; COURT ORDERS...............................................52
  7.3  PURCHASE OF SHARES IN OFFER..........................................53
  7.4  GOVERNMENTAL APPROVAL................................................53
  7.5  PROXY STATEMENT CLEARED..............................................53

ARTICLE VIII TERMINATION....................................................53

  8.1  TERMINATION..........................................................53
  8.2  EFFECT OF TERMINATION................................................55

ARTICLE IX MISCELLANEOUS....................................................55

  9.1  FEES AND EXPENSES....................................................55
  9.2  AMENDMENT AND MODIFICATION...........................................57
  9.3  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS..........57
  9.4  NOTICES..............................................................57
  9.5  COUNTERPARTS.........................................................58
  9.6  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.......................58
  9.7  SEVERABILITY.........................................................59
  9.8  GOVERNING LAW........................................................59
  9.9  ENFORCEMENT..........................................................59
  9.10 WAIVER OF JURY TRIAL.................................................59
  9.11 EXTENSION, WAIVER....................................................60
  9.12 ASSIGNMENT...........................................................60

                                       ii

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                                             AGREEMENT AND PLAN OF MERGER, dated
                                    as of May 16, 2001 (this "AGREEMENT"), by and among SIRSI HOLDINGS CORP., a Delaware corporation ("PARENT"), MCGUIRE ACQUISITION INC., a Delaware corporation and a wholly-owned Subsidiary of Parent ("PURCHASER"), and DATA RESEARCH ASSOCIATES, INC., a Missouri corporation (the
                                    "COMPANY"). Certain capitalized terms used in this Agreement have the respective meanings ascribed to them in ARTICLE I.

            WHEREAS, the board of directors of each of Parent, Purchaser and the Company has approved, and deems it fair to, advisable and in the best interests of its respective shareholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

            WHEREAS, in furtherance thereof, it is proposed that Purchaser make a cash tender offer to acquire all shares of the issued and outstanding shares of common stock, $0.01 par value, of the Company, for eleven dollars ($11.00) per Share, net to the seller in cash, less any required withholding taxes;

            WHEREAS, also in furtherance of such acquisition, the board of directors of each of Parent, Purchaser and the Company have approved this Agreement and the Transactions in accordance with the MGBCL and the DGCL and upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, the Company Board has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and adopt this Agreement and each of the Transactions upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, as of the date of this Agreement, the Major Shareholders entered into a Support Agreement with Purchaser, pursuant to which each such Major Shareholder, subject to the termination rights set forth therein has agreed (a) to tender all of such Major Shareholder's Shares in the Offer subject to the terms and conditions set forth in the Support Agreement, (b) vote in favor of the Merger, (c) grant Purchaser a proxy, and (d) vote against any Acquisition Proposal;

            WHEREAS, concurrently with the execution of this Agreement and as an inducement to Purchaser to enter into this Agreement, the Company and the chief executive officer of the Company are executing and delivering the Employment Agreement, in substantially the form attached hereto as EXHIBIT A (the "EMPLOYMENT AGREEMENT"); and

            NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements in this Agreement, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

1.1   DEFINITIONS.

      For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

            "ACQUISITION PROPOSAL" means any proposal or offer (a) to acquire
(i) all or a substantial part of the business or properties of the Company or any Company Subsidiary or any capital stock of the Company or any Company Subsidiary, whether by merger, tender offer, exchange offer, sale of assets, consolidation, other business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any Company Subsidiary, or any division or operating or principal business unit of the Company or any Company Subsidiary or (ii) twenty percent (20%) or more of the capital stock or other equity interests in the Company or any Company Subsidiary or (b) in respect of one or more transactions which could reasonably be expected, individually or in the aggregate, to frustrate, prevent or delay the Offer, the Merger or any other Transaction.

            "AFFILIATE" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

            "AGREEMENT" has the meaning ascribed to it in the forepart of this Agreement.

            "APPLICABLE LAW" means any applicable federal, state, local, foreign or other treaty, statute, law, directive, ordinance, rule, regulation or Order of any Governmental Entity or any similar provisions having the force or effect of law, including no-action letters from the SEC, private letter rulings from the SEC and other similar rulings.

            "APPOINTMENT DATE" means the time the Persons designated by Purchaser have been elected to, and shall constitute a majority of, the Company Board pursuant to SECTION 2.3.

            "ASSOCIATE" has the meaning set forth in Rule 12b-2 of the Exchange Act.

            "BALANCE SHEET" means the most recent audited consolidated balance sheet of the Company and its Subsidiaries included in the Financial Statements.

            "BALANCE SHEET DATE" means the date of the Balance Sheet.

            "BENEFIT PLAN" means any employee benefit fund, plan, program, arrangement and contract (including any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan", as defined in
Section 3(3) of ERISA and any plan, program, arrangement or contract providing for severance; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation,

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holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not.

            "BOARD FRACTION" means a fraction, the numerator of which shall be the number of Shares which Parent and its Subsidiaries beneficially own at the time of calculation of the Board Fraction, and the denominator of which shall be the total number of Shares then outstanding.

            "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in the City of New York are permitted by law, rule or regulation to be closed.

            "CERTIFICATES OF MERGER" means certificates of merger, to be reasonably agreed upon by Parent, Purchaser and the Company, to be filed with the Secretary of the State of Missouri pursuant to the MGBCL and the Secretary of State of Delaware, as contemplated by SECTION 2.6.

            "CLOSING" means the closing referred to in SECTION 2.7.

            "CLOSING DATE" means the date and time on which the Closing occurs.

            "COMPANY" has the meaning ascribed to it in the forepart of this Agreement.

            "COMPANY AGREEMENT" means any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

            "COMPANY BENEFIT PLAN" means any Benefit Plan maintained, sponsored or contributed to or required to be contributed to by the Company or any Company Subsidiary.

            "COMPANY BOARD" means the Board of Directors of the Company.

            "COMPANY CERTIFICATE" has the meaning ascribed to it in SECTION 3.1(c).

            "COMPANY CUSTOMERS" has the meaning ascribed to it in Section 6.11.

            "COMPANY DISCLOSURE SCHEDULE" means the disclosure letter, dated the date of this Agreement, prepared and signed by the Company and delivered to Purchaser simultaneously with the execution of this Agreement.

            "COMPANY ERISA AFFILIATE" means the Company, any Company Subsidiary or any other trade or business (whether or not incorporated) that is or was under "common control" with Company or a Company Subsidiary (within the meaning of ERISA Section 4001) or with respect to which Company or any Company Subsidiary could otherwise incur Liability under Title IV of ERISA.

            "COMPANY INTELLECTUAL PROPERTY" means all patents, registered trademarks and material unregistered trademarks, trade names, service marks, trade dress, Internet domain names, copyrights and any renewal rights therefor, mask works, technology, supplier lists, trade secrets, proprietary know-how, computer software programs or applications in both source and

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object code form, technical documentation of such software programs ("TECHNICAL
DOCUMENTATION"), registrations and applications for any of the foregoing and all other tangible or intangible proprietary and non-proprietary information or materials that are or have been used in (including in the development of) the Company's or any Company Subsidiary's business and/or in any Product, technology or process (i) currently being or formerly manufactured, published or marketed by the Company or any Company Subsidiary, or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by the Company or any Company Subsidiary.

            "COMPANY'S KNOWLEDGE," "THE KNOWLEDGE OF THE COMPANY", "THE KNOWLEDGE OF THE COMPANY AND THE COMPANY SUBSIDIARIES," "BEST KNOWLEDGE OF THE COMPANY" and similar phrases incorporating the word "know" or "KNOWN" mean, with respect to any matter in question, the actual knowledge of such matter held by any (a) executive officer of the Company or any of the Company Subsidiaries after having made reasonable inquiry and exercised reasonable due diligence and
(b) member of the board of directors of the Company or any of the Company Subsidiaries.

            "COMPANY MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on the Company and the Company Subsidiaries that is, or is reasonably likely in the foreseeable future to be, materially adverse to the business, properties, assets, Liabilities, condition (financial or otherwise), operations, earnings or results of operations of the Company and the Company Subsidiaries, taking the Company together with the Company Subsidiaries as a whole, or the ability of the Company to timely consummate any of the Transactions, other than any change, effect, event or occurrence constituting or relating to (i) the economy or financial market of the United States or any other region, and (ii) the Transactions or the announcement thereof.

            "COMPANY OPTION" means an option to purchase Shares which has been granted by the Company and which is outstanding at the Effective Time.

            "COMPANY ORGANIZATIONAL DOCUMENTS" has the meaning ascribed to it in
SECTION 4.1.

            "COMPANY SEC DOCUMENTS" means each form, report, schedule, statement and other document filed or required to be filed by the Company through the date of this Agreement under the Exchange Act or the Securities Act, including any amendment to such document, whether or not such amendment is required to be so filed.

            "COMPANY STOCK OPTION" has the meaning ascribed to it in SECTION 3.4(a).

            "COMPANY STOCK OPTION PLANS" means collectively, the Company's 1992 Stock Option Plan and the Company's 2001 Stock Option Plan.

            "COMPANY SUBSIDIARY" means each Person which is a Subsidiary of the Company.

            "COMPANY TERMINATION FEE" means an amount equal to $2,000,000.

            "CONFIDENTIALITY AGREEMENT" means a letter agreement, dated February 5, 2001, between the Company and Parent and/or its Affiliates.

            "CONTINUING DIRECTORS" has the meaning ascribed to it in SECTION 2.3(c).

            "COPYRIGHTS" means U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), moral rights, rights of publicity and all registrations and applications to register the same.

            "CUSTOMER DILIGENCE" has the meaning ascribed to it in SECTION 6.11.

            "DGCL" means the Delaware General Corporation Law.

            "DISSENTING SHARES" means any Shares as to which the holder thereof has demanded to receive "fair value" for such Share in accordance with Section
351.455 of the MGBCL and as of the Effective Time has neither effectively withdrawn nor lost the right to such demand.

            "EFFECTIVE TIME" means the date and time at which the Certificate of Merger is duly filed with the Secretary of State of Missouri or such other date and time as is agreed upon by the parties and specified in such Certificate of Merger.

            "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all applicable federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all applicable contractual obligations and all common law in each case concerning public health and safety, worker health and safety, pollution or protection of the environment.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "EXCHANGE AGENT" has the meaning ascribed to it in SECTION 3.2(A).

            "EXPIRATION DATE" means the expiration date of the Offer as it may be extended in accordance with this Agreement.

            "FINANCIAL ADVISOR" has the meaning ascribed to it in SECTION 4.26.

            "FINANCIAL STATEMENTS" means each of the audited consolidated financial statements and unaudited condensed consolidated interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in the Company SEC Documents.

            "FINANCING LETTERS" means letters delivered to Parent and/or Purchaser or one or more of their Affiliates from reputable financial institutions in which such institutions express a Firm Commitment (as defined below) to provide debt financing to Parent and/or Purchaser that is sufficient
(i) for Purchaser to consummate the Transactions, (after giving effect to the Company's expected cash and cash equivalents and short-term investments net of Indebtedness (as set out in paragraph (k) of APPENDIX A)), (ii) for the refinancing of the Indebtedness under the Sirsi Credit

Agreement and (iii) to pay the Transaction Expenses, all on terms and conditions satisfactory to Parent and customary conditions reasonably satisfactory to the Company. "FIRM COMMITMENT" means a commitment by a financial institution to provide financing that is not on a best efforts or reasonable efforts basis and is not subject to the approval of any committee or board of such institution.

            "FOREIGN PLAN" has the meaning ascribed to in SECTION 4.14(p) of this Agreement.

            "GAAP" means United States generally accepted accounting principles.

            "GOVERNMENTAL ENTITY" means any foreign, federal, state, local or other government, court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency or any Person exercising the authority of any of the foregoing.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "IRS" means the United States Internal Revenue Service and any successor agency performing similar functions under the Internal Revenue Code.

            "INBOUND LICENSE AGREEMENTS" has the meaning ascribed to it in
SECTION 4.19(e) of this Agreement.

            "INDEBTEDNESS" shall include all obligations in respect of indebtedness for borrowed money (including interest payable in respect thereof), obligations incurred, issued or assumed as the deferred purchase price of property or services other than accounts payable incurred in the ordinary course of business consistent with past practice, Liabilities of others secured by (or, for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured) any Lien on property or assets of the Company or any Company Subsidiary, capital lease obligations, all prepayment premiums or penalties resulting from or arising out of the Transactions and obligations in respect of guarantees of any of the foregoing or any "keep well" or other agreement to maintain any financial statement condition of another person, in each case, whether or not matured, liquidated, fixed, contingent, or disputed.

            "INDEMNIFIED PARTY" means each present and former officer and director of the Company or the Company Subsidiaries, and each Person who become any of the foregoing prior to the Effective Time.

            "INTELLECTUAL PROPERTY" means each of the Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

            "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

            "LIABILITIES" means any liability, claim or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

            "LICENSES" means all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

            "LIENS" means liens, encumbrances, charges, mortgages, pledges and other security interests.

            "MAJOR SHAREHOLDERS" means the shareholders of the Company listed on EXHIBIT B attached hereto.

            "MERGER" means the merger of Purchaser into the Company referred to in SECTION 2.4.

            "MERGER CONSIDERATION" means an amount of cash equal to the Offer Price, which amount shall not include interest, regardless of when paid.

            "MINIMUM CONDITION" means the condition that, pursuant to the Offer, there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, not less than that number of Shares which, together with the Shares owned by Parent and Purchaser on the date hereof, constitutes at least seventy-five percent (75%) of the Shares outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible into Shares, whether or not exercised or converted at the time of determination), excluding any Shares held by the Company or any of the Company Subsidiaries).

            "MGBCL" means the General and Business Corporation Law of Missouri.

            "OFFER" means the cash tender offer to be made by Purchaser pursuant to SECTION 2.1 to acquire all of the issued and outstanding Shares at the Offer Price.

            "OFFER DEADLINE" has the meaning ascribed to it in SECTION 2.1.

            "OFFER DOCUMENTS" means the Offer to Purchase and a form of letter of transmittal and summary advertisement filed as exhibits to the Schedule TO, together with any amendments and supplements thereto.

            "OFFER PRICE" means eleven dollars ($11.00) per Share, net to the seller in cash, less any required withholding Taxes, or such increased amount, if any, as Purchaser may offer to pay as contemplated by SECTION 2.1(a).

            "OFFER TO PURCHASE" means the offer to purchase included in the Schedule TO filed with the SEC pursuant to SECTION 2.1(b).

            "ORDERS" means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and determinations of any Governmental Entity.

            "OUTBOUND LICENSE AGREEMENTS" means license agreements under which the Company or any of the Company Subsidiaries licenses software or grants other rights to use or practice any rights under any Intellectual Property.

            "PARENT" has the meaning ascribed to it in the forepart of this Agreement.

            "PARENT COMMON STOCK" means shares of common stock, par value $0.01 per share, of Parent.

            "PARENT'S DESIGNEES" has the meaning ascribed to in Section 2.3(a).

            "PATENTS" means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

            "PBGC" means the Pension Benefit Guaranty Corporation.
             ----

            "PERMITS" means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Entity.

            "PERSON" means a natural person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

            "PURCHASER" has the meaning ascribed to it in the forepart of this Agreement.

            "PURCHASER COMMON STOCK" means common stock, par value $.01 per share, of Purchaser.

            "PRODUCT" means any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any Company Subsidiary.

            "PROXY STATEMENT" means the proxy statement or information statement, as the case may be, to be filed by the Company with the SEC pursuant to SECTION 2.9(a)(ii), together with all amendments and supplements thereto and including the exhibits thereto.

            "SCHEDULE TO" means the tender offer statement on Schedule TO filed by Purchaser with the SEC pursuant to SECTION 2.1(b), together with all amendments and supplements thereto and including the exhibits thereto.

            "SCHEDULE 14D-9" means the Solicitation/Recommendation Statement on
Schedule 14D-9 filed by the Company with the SEC pursuant to SECTION 2.2(a), together with all amendments and supplements thereto and including the exhibits thereto.

            "SEC" means the United States Securities and Exchange Commission or any successor agency performing similar functions.

            "SEVERANCE AGREEMENTS" means employment and severance agreements and arrangements, as amended through the date of this Agreement, with respect to employees and former employees of the Company or the Company Subsidiaries.

            "SHARES" means shares of common stock, par value $0.01 per share, of the Company.

            "SIRSI CREDIT AGREEMENT" means the Credit Agreement dated as of September 14, 1999, among Sirsi Holdings Corporation, Sirsi Corporation, Paribas and the other lenders party thereto, as amended by the Amendment, Consent and Waiver dated as of October 3, 2000, among such parties and as it may be further amended, supplemented or restated from time to time.

            "SPECIAL MEETING" means the special meeting of shareholders of the Company referred to in SECTION 2.9(a)(i).

            "STATE TAKEOVER STATUTE APPROVAL" means the action taken by the Company Board referred to in SECTION 4.5 causing Section 351.459 of the MGBCL not to apply to this Agreement, the Offer and the other Transactions.

            "SUBSIDIARY" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

            "SUPERIOR PROPOSAL" means an unsolicited Acquisition Proposal (but changing the twenty percent (20%) amount in clause (a)(ii) of the definition of Acquisition Proposal to fifty percent (50%)) not resulting from, arising out of or otherwise by virtue of any breach of SECTION 6.4(a) which satisfies both
SECTION 6.4(a)(x) and SECTION 6.4(a)(y).

            "SUPPORT AGREEMENT" means the Support Agreement, dated as of the date of this Agreement, by and among the Parent and the Major Shareholders.

            "SURVIVING CORPORATION" has the meaning ascribed to it in SECTION
2.4.

            "TAX" and "TAXES" mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include (i) interest, penalties or additions attributable thereto and (ii) the

Liability for any such amounts as a result of the membership in a combined, consolidated, unitary, affiliated or similar group for federal, state, local, or foreign tax purposes.

            "TAX RETURN" means any return, declaration, report, or claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "TERMINATION DATE" has the meaning ascribed to it in SECTION 6.1 of this Agreement.

            "TITLE IV PLAN" means a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Internal Revenue Code.

            "TRADEMARKS" means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

            "TRADE SECRETS" means all computer software; databases; works of authorship; mask works; trade secrets and, to the extent protectible as a matter of law, other confidential information, technology; know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information.

            "TRANSACTION EXPENSES" means all reasonably documented out-of-pocket expenses incurred by a party in connection with this Agreement and the Transactions, including fees and expenses of financing sources, attorneys, accountants and other advisors.

            "TRANSACTIONS" means the transactions provided for or contemplated by this Agreement and the Support Agreement, including the Offer and the Merger.

            "VOTING DEBT" means indebtedness having general voting rights and debt convertible into securities having such rights.

            "WARRANT" has the meaning ascribed to it in SECTION 3.4(a).

1.2   INTERPRETATION.

      When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, appendix and schedules of this Agreement unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. No prior draft nor any course of performance or course of dealing shall be used in the interpretation or construction this Agreement.


                                   ARTICLE II

                              THE OFFER AND MERGER

2.1   THE OFFER.

      (a) If (i) this Agreement has not been terminated in accordance with
SECTION 8.1, (ii) none of the conditions set forth in PARAGRAPHS (A) through (G) of APPENDIX A to this Agreement other than PARAGRAPH (F) (with respect to the representations and warranties as of the Expiration Date) and PARAGRAPH (G) (with respect to obligations to be performed or agreements or covenants to be performed or complied with after the commencement of the Offer) shall have occurred (unless waived by Parent in its sole discretion) and (iii) the Purchaser has received the Financing Letters then, within five Business Days following Purchaser's receipt of the Financing Letters (the "OFFER Deadline"), Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange
Act) the Offer. Subject to the Minimum Condition and subject to satisfaction or waiver of the other conditions set forth in APPENDIX A to this Agreement, Purchaser shall consummate the Offer in accordance with its terms and to accept for payment and pay for Shares tendered pursuant to the Offer promptly after Purchaser is legally permitted to do so under Applicable Law. The Offer shall be made by means of the Offer to Purchase and shall be subject only to the Minimum Condition and the other conditions set forth in APPENDIX A to this Agreement and shall reflect, as appropriate, the other terms set forth in this Agreement. Unless previously approved by the Company in writing, no change in the Offer may be made (i) which decreases the price per Share payable in the Offer, (ii) which changes the form of consideration to be paid in the Offer, (iii) which reduces the maximum number of Shares to be purchased in the Offer or the Minimum Condition, (iv) which imposes conditions to the Offer in addition to those set forth in APPENDIX A hereto or which modifies the conditions set forth in APPENDIX A in a manner adverse to the holders of Shares, (v) which amends any other term of the Offer in a manner inconsistent with this Agreement and adverse to the holders of Shares, or (vi) which extends the expiration of the Offer beyond thirty (30) Business Days following the initial scheduled Expiration Date (the initial scheduled Expiration Date being 20 Business Days following the commencement of the Offer); PROVIDED, HOWEVER, that notwithstanding the foregoing, subject to SECTION 8.1, if the conditions set forth in APPENDIX A are not satisfied or, to the extent permitted by this Agreement, waived, Purchaser will extend the Offer from time to time until the earlier of (i) the consummation of the Offer and (ii) thirty (30) Business Days in the aggregate following the initial Expiration Date of the Offer. In addition, Purchaser may increase the Offer Price, and the Offer may be extended to the extent required by Applicable Law in connection with such increase, in each case without the consent of the Company. If all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered but not withdrawn, together with the Shares held by Parent and Purchaser, if any, is less than ninety percent (90%) of the then outstanding number of Shares, then upon the applicable Expiration Date, Purchaser shall, and Parent shall cause Purchaser to, provide for "Subsequent Offering Periods" as such term is defined in and in accordance with Rule 14d-11 under the Exchange Act, for an aggregate period not to exceed twenty (20) Business Days (for all such extensions) and Purchaser shall, and Parent shall cause Purchaser to, (i) give the required notice of such extension, and (ii) immediately accept and promptly pay for all Shares tendered prior to the date of such extension.

      (b) On the date the Offer is commenced, Parent and Purchaser shall file with the SEC a tender offer statement on Schedule TO with respect to the Offer. The Schedule TO will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement.

      (c) Parent and Purchaser will take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable securities laws. Parent and Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Purchaser will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on each of the Offer Documents before such Offer Document is filed with the SEC or disseminated to holders of the Shares, as the case may be. Parent and Purchaser will provide the Company and its counsel in writing with any comments or other communications, whether written or oral, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents, promptly after the receipt of such comments or other communications.

2.2   COMPANY ACTIONS.

      (a) As soon as practicable on the date the Offer is commenced, the Company shall file, with the SEC, the Schedule 14D-9, which shall, subject to the provisions of SECTION 6.4(b), contain the recommendation referred to in SECTION 4.5(c). At the time the Offer Documents are first mailed to the shareholders of the Company, the Company shall mail or cause to be mailed to the shareholders of the Company such Schedule 14D-9 together with such Offer Documents. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares, as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, will promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the

Company agrees to provide Parent, Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9, promptly after the receipt of such comments or other communications.

      (b) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of all recordholders of the Shares as of a recent date, and shall furnish Purchaser with such additional information (including lists of holders of the Shares, updated upon request, and their addresses, mailing labels and lists of security positions) and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents, Parent and Purchaser shall each hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will deliver or cause to be delivered to the Company all copies of such information (and extracts and summaries thereof) then in its possession or the possession of its agents or representatives.

      (c) Solely in connection with the tender and purchase of Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Shares owned by, or issuable to, any person, other than rights to repurchase unvested shares, if any, that may be held by persons following exercise of employee stock options.

2.3   DIRECTORS.

      (a) Parent shall be entitled to designate such number, rounded up to the next whole number, of directors of the Company ("PARENT'S DESIGNEES") as is equal to the product of the total number of directors on the Company Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the Board Fraction. The directors so designated by Parent shall take office immediately after (i) the purchase of and payment for any Shares by Parent or any of its Subsidiaries as a result of which Parent and its Subsidiaries own beneficially at least a majority of then outstanding Shares and
(ii) compliance with Section 14(f) of the Exchange Act and Rule 14f thereunder, whichever shall occur later. The Company shall, upon request of Parent, use its best efforts promptly either to increase the size of the Company Board or to secure the resignations of such number of its incumbent directors, or both as is necessary to enable Parent's Designees to be so elected or appointed to the Company Board, and the Company shall take all actions available to the Company to cause Parent's Designees to be so elected or appointed at such time. At such time, the Company shall, if requested by Parent, also take all action necessary to cause Parent's Designees to constitute the same Board Fraction of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board of directors.

      (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under SECTION 2.3(a), including mailing to its shareholders the information required by such Section 14(f) and Rule

14f-1 as is necessary to enable Parent's Designees to be elected or appointed to the Company Board immediately after the purchase of and payment for any Shares by Parent or any of its Subsidiaries as a result of which Parent and its Subsidiaries own beneficially at least a majority of then outstanding Shares. Parent, Purchaser or any Major Shareholder will supply the Company and be solely responsible for all information with respect to any of them and their nominees, officers, directors and Affiliates required to be disclosed by such Section 14(f) and Rule 14f-1. The provisions of this SECTION 2.3 are in addition to and shall not limit any rights which Purchaser, Parent or any of their Affiliates may have as a matter of law as a holder or beneficial owner of Shares with respect to the election of directors or otherwise.

      (c) If Parent's Designees are elected or appointed to the Company Board, then, until the Effective Time, the Company Board shall have at least two directors who are directors on the date of this Agreement and who are not executive officers of the Company (the "CONTINUING DIRECTORS"). Notwithstanding anything in this Agreement to the contrary, in the event that Parent's Designees constitute a majority of the directors on the Company Board, the affirmative vote of a majority of the Continuing Directors shall be required after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder if such exercise or waiver materially adversely affects holders of Shares (other than Parent or Purchaser), or (iii) take any other action under or in connection with this Agreement if such action materially adversely affects holders of Shares (other than Parent or Purchaser).

2.4   THE MERGER.

      Subject to the satisfaction or waiver of conditions in this Agreement, at the Effective Time, the Company and Purchaser shall consummate a merger pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Missouri and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this SECTION 2.4. Pursuant to the Merger, (x) the articles of incorporation of Company, as in effect immediately prior to the Effective Time, shall be amended and subsequently restated to read as set forth in EXHIBIT C hereto and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Applicable Law and such articles of incorporation and (y) the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read as set forth in EXHIBIT D and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Applicable Law, by such certificate of incorporation or by such by-laws. The Merger shall have the effects specified in the MGBCL and the DGCL.

2.5   DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

      The Purchaser's directors immediately prior to the Effective Time and Michael J. Mellinger, and the officers of the Company immediately prior to the Effective Time and Michael J. Mellinger shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

2.6   EFFECTIVE TIME.

      Parent, Purchaser and the Company will cause the Certificates of Merger to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of Missouri as provided in the MGBCL and the Secretary of State of Delaware. The Merger shall become effective at the Effective Time.

2.7   CLOSING.

      The closing of the Merger shall take place at 10 a.m. on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the second Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VII, at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112.

2.8   SUBSEQUENT ACTIONS.

      If at any time after the Effective Time, the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

2.9   SHAREHOLDERS' MEETING.

      (a) If required by Applicable Law in order to consummate the Merger, the Company, acting through its board of directors, shall, in accordance with Applicable Law:

            (i) duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the adoption of this Agreement;

            (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC or its staff with respect to the preliminary proxy or information statement and cause the Proxy Statement to be mailed to its shareholders, provided, that no amendment or supplement to such Proxy Statement will be made by the Company without the consent of Parent and its counsel, which consent shall not be unreasonably withheld or delayed;

            (iii) subject to SECTION 6.4, include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the adoption of this Agreement; and

            (iv) use its reasonable efforts to solicit from holders of Shares sufficient proxies to secure adoption of this Agreement and shall take all other action reasonably necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of shareholders required by Missouri law to effect the Merger.

      (b) Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement.

      (c) Parent shall vote, or cause to be voted, all Shares owned by Parent, Purchaser or any of Parent's other Subsidiaries in favor of the adoption of this Agreement.

2.10  MERGER WITHOUT MEETING OF SHAREHOLDERS.

      Notwithstanding SECTION 2.9, in the event that Parent, Purchaser and any other Subsidiaries of Parent shall acquire in the aggregate a number of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, sufficient to enable Purchaser or the Company to cause the Merger to become effective without a meeting of shareholders of the Company, the parties hereto shall, at the request of Parent and subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE VII, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 351.447 of the MGBCL.


                                  ARTICLE III

                            CONVERSION OF SECURITIES

3.1   CONVERSION OF CAPITAL STOCK.

      As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any Shares or holders of Purchaser Common
Stock:

      (a) PURCHASER COMMON STOCK. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

      (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each Share owned by the Company as treasury stock or by any Company Subsidiary and each Share owned by Parent,

Purchaser or any other wholly owned Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

      (c) CONVERSION OF SHARES. Each issued and outstanding Share (other than Shares to be cancelled in accordance with SECTION 3.1(b) and other than any Dissenting Shares) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share (each a "COMPANY CERTIFICATE") in the manner provided in SECTION 3.2. From and after the Effective Time, all such converted Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect to any Company Certificate except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such Company Certificate in accordance with SECTION 3.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 351.455 of the MGBCL.

3.2   EXCHANGE OF COMPANY CERTIFICATES

      (a) Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares in connection with the Merger and to receive in trust the funds to which holders of the Shares shall become entitled pursuant to SECTION 3.1(c) (the "EXCHANGE AGENT"). At or prior to the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of holders of Shares, Company Stock Options and Warrants, the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to SECTION 3.1(c). Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Exchange Agent to holders of the Shares in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million. Earnings from such investments shall be the sole and exclusive property of Purchaser or the Surviving Corporation, as applicable, and no part of such earnings shall accrue to the benefit of holders of Shares. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of such aggregate consideration.

      (b) As soon as reasonably practicable after the Effective Time, but in any event no later than three (3) Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Company Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in customary form and contain such other customary provisions as the Company and the Parent may reasonably agree on and (ii) instructions for use in effecting the surrender of Company Certificates in exchange for payment of Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Company Certificate and the Company Certificate so surrendered shall be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Company Certificate is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly indorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other non-income Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Company Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

      (c) All cash paid upon surrender of the Company Certificates in accordance with this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Company Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason except notation thereon that a shareholder of the Company has elected to exercise its right to appraisal pursuant to the MGBCL, then such Company Certificates shall be cancelled and exchanged as provided in this ARTICLE III.

      (d) At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any earnings with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Company Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Company Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (or the Company shall use its reasonable efforts to make such other arrangements as are necessary to ensure that such Person claiming such Certificate to be lost, stolen or destroyed and posting such indemnity bond shall receive the Offer Price in respect of the Shares represented by such Certificate).

3.3   DISSENTING SHARES.

      (a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive Merger Consideration, but the holder thereof shall be entitled to only such rights as are granted by the MGBCL.

      (b) Notwithstanding the provisions of SECTION 3.3(a), if any holder of Shares who demands "fair value" of Shares under the MGBCL effectively withdraws or loses (through failure to perfect or otherwise) the right to demand "fair value", then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in
SECTION 3.1(c), without interest, upon surrender of the Company Certificates representing such Shares pursuant to SECTION 3.2.

      (c) The Company shall give Parent (i) prompt notice of any written demands for payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the MGBCL received by the Company or any of its directors or officers and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for "fair value" under the MGBCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment, admissions or statements against interest with respect to any demands for appraisal, settle or offer to settle any such demands.

3.4   COMPANY STOCK OPTION PLANS.

      (a) As soon as practicable following the date hereof but in no event later than the Effective Time, the Company (or, if appropriate, Company Board or any committee administering the Stock Option Plans) shall take action, including adopting resolutions or taking any other actions, so that each outstanding option to purchase Shares (a "COMPANY STOCK OPTION") heretofore granted under the Company Stock Option Plans and each outstanding warrant or other right or option to purchase Shares (a "WARRANT") in each case outstanding immediately prior to the date hereof and only in the event that such Stock Option or Warrant is then exercisable, either (i) shall be canceled at the Effective Time in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (x) the number of Shares subject to such Company Stock Option or Warrant immediately prior to the Effective Time and (y) the excess of the Offer Price over the per Share exercise price of such Company Stock Option or Warrant (the "NET AMOUNT") or (ii) shall be converted immediately prior to the Effective Time into the right solely to receive the Net Amount; PROVIDED, that no such cash payment has been made. The Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option or a Warrant (except for the payment described above) without the consent of Parent (which consent will not be unreasonably withheld).

      (b) The Surviving Corporation shall continue to be obligated to pay the Net Amount to holders of any Company Stock Options or Warrants converted in accordance with SECTION 3.4(a)(ii).

      (c) The Company shall pay its portion and withhold and deposit the proper amount of all Federal and state payroll and employment taxes required to be paid and withheld from the Net Amount.

      (d) At the Effective Time, the Company Stock Option Plans and, to the extent unvested, each outstanding Company Stock Option and Warrant, with an exercise price as of the Effective Time less than the Offer Price, to the extent unvested, will become obligations of the Surviving Corporation. Immediately prior to the Closing, the Company shall deliver to Parent an updated list substantially similar to that presented in SECTION 4.3(a) OF THE COMPANY DISCLOSURE SCHEDULE, current as of such date. Each such Company Stock Option and Warrant shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plans, to the extent applicable, and the applicable stock option or warrant agreement immediately prior to the Effective Time, except that such Company Stock Option or Warrant will be exercisable for an amount in cash equal to the Net Amount upon the earlier of (i) the time that such Company Stock Option and Warrant becomes vested in accordance with its terms and (ii) the termination of the employment of the holder of such Company Stock Option by the Company without cause (as determined in good faith by the Company Board), in each case provided that the holder of such Company Stock Option is employed by the Company at the time of such vesting or termination.

      (e) Except as set forth in SECTION 3.4(d), all Stock Option Plans shall be terminated as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time. The Company shall ensure that following the Effective Time, no holder of a Company Stock Option or Warrant or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, except as agreed to otherwise by the Parent.


                                   ARTICLE IV

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

            Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Purchaser that all of the statements contained in this ARTICLE IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date). Each exception set forth in the Company Disclosure Schedule and each other response to this Agreement set forth in the Company Disclosure Schedule relates to all sections of this Agreement.

4.1   ORGANIZATION; QUALIFICATION.

      The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required. The Company has made available to Parent and Purchaser true, complete and correct copies of the Company's restated articles of incorporation and by-laws (the "COMPANY ORGANIZATIONAL DOCUMENTS"), which Company Organizational Documents are in full force and effect.

4.2   SUBSIDIARIES AND AFFILIATES.

      SECTION 4.2 OF THE COMPANY DISCLOSURE SCHEDULE sets forth the name, jurisdiction of incorporation and authorized and outstanding capital stock of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is qualified to do business. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity. Except as set forth in SECTION
4.2 OF THE COMPANY DISCLOSURE SCHEDULE, all the outstanding capital stock of each Company Subsidiary is, directly or indirectly, owned (of record and beneficially) by the Company free and clear of any Liens, restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), and is validly issued, fully paid and nonassessable, and there is no outstanding option, right or agreement of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Company Subsidiary to any Person except the Company. Each Company Subsidiary (a) is, except as set forth in SECTION 4.2 OF THE COMPANY DISCLOSURE SCHEDULE, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required. The Company has made available to Parent complete and correct copies of the certificate or articles of incorporation, by-laws or similar organizational documents of each Company Subsidiary, as presently in effect. With respect to any exception to ownership set forth in SECTION 4.2 OF THE COMPANY DISCLOSURE SCHEDULE, such Schedule completely and correctly identifies the record and the beneficial owner of any such shares, whether such record or beneficial owner is an employee, agent or affiliate of the Company, and any agreement, arrangement or understanding with the Company or the Company Subsidiary, whether written or oral, with respect to such ownership.

4.3   CAPITALIZATION.

      (a) The authorized capital stock of the Company consists of 10,000,000 Shares and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement, (i) 4,499,521 Shares are issued and outstanding,
(ii) 1,057,149 Shares are issued and held in the treasury of the Company, (iii) no shares of preferred stock are issued and outstanding, and (iv) 410,950 Shares are reserved for issuance upon exercise of Company Options under the Company Stock Option Plans. SECTION 4.3(a) OF THE COMPANY DISCLOSURE SCHEDULE lists the holder of each outstanding Company Option, the number of Shares for which such Company Option is exercisable, the exercise price of such Company Option, the extent to which such Company Option will vest upon consummation of any of the Transactions and the vesting schedule of such Company Option. Prior to the Appointment Date, the terms of the Company Stock Option Plans and each Company Option will provide that any unvested Company Option shall, upon the vesting thereof, become exercisable for the Net Amount. All the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There is no Voting Debt of the Company or any Company Subsidiary issued and outstanding. Except as set forth in SECTION 4.3(a) OF THE COMPANY DISCLOSURE SCHEDULE and above, and except for the Transactions, as of the date hereof, (x) there is no capital stock of the Company authorized, issued or outstanding; (y) there is no existing option, warrant, call, pre-emptive right, subscription or other right, agreement, arrangement, understanding or commitment of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares, equity interests or Voting Debt, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (z) there is no outstanding contractual obligation of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company, or any Company Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity or Person. With respect to any exception to the contractual obligations of the Company set forth in SECTION 4.3(a) OF THE COMPANY DISCLOSURE SCHEDULE, the schedule completely and correctly identifies the parties to such obligations and the nature of any relationship of such party or any third party beneficiary of such obligations to the Company and any agreement, arrangement or understanding, whether written or oral, with respect to such relationship.

      (b) There is no voting trust or other agreement or understanding to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary.

      (c) Except as set forth in SECTION 4.3(c) OF THE COMPANY DISCLOSURE Schedule, no Indebtedness of the Company or any Company Subsidiary contains any restriction upon (i) the prepayment of any indebtedness of the Company or any Company Subsidiary, (ii) the incurrence of indebtedness by the Company or any Company Subsidiary or (iii) the ability of the Company or any Company Subsidiary to grant any Lien on the properties or assets of the Company or any Company Subsidiary.

      (d) SECTION 4.3(d) OF THE COMPANY DISCLOSURE SCHEDULE sets forth a true, complete and detailed list of the Company's outstanding Indebtedness.

4.4   AUTHORIZATION, VALIDITY OF AGREEMENT, COMPANY ACTION.

      The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the Transactions, have been duly authorized by the Company Board and, except for obtaining the approval of its shareholders as contemplated by SECTION 2.9, no other corporate action on the part of the Company or its shareholders is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Purchaser, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.5   BOARD APPROVALS REGARDING TRANSACTIONS.

      The Company Board, at a meeting duly called and held, has unanimously (a) determined that each of the Agreement, the Offer and the Merger are fair to, advisable and in the best interests of the Company and the shareholders of the Company, (b) approved the Transactions, (c) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and adopt this Agreement, (d) determined to waive any rights the Company may have under any agreement or otherwise to object to the transfer to Purchaser as a result of the Offer of all Shares, (e) consented to the transfer to Purchaser of all such Shares and (f) amended the by-laws of the Company to expressly provide that Section 351.407 of the MGBCL does not apply to control share acquisitions and none of the aforesaid actions by the Company Board has been amended, rescinded or modified. The action taken by the Company Board constitutes approval of the Merger and the other Transactions by the Company Board under the provisions of Section 351.459 of the MGBCL such that
Section 351.459 of the MGBCL does not apply to this Agreement or the other Transactions. Other than disclosing matters as set forth in Sections 409.500 et. set. of the Revised Statutes of the State of Missouri upon commencement of the Offer, no other state takeover, antitakeover, moratorium, fair price, interested shareholder, business combination or similar statute or rule is applicable to the Merger or the other Transactions.

4.6   VOTE REQUIRED.

      The affirmative vote of the holders of at least seventy-five (75%) of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger or adopt this Agreement. No vote of any class or series of the Company's capital stock is necessary to approve any of the Transactions other than the Merger Agreement as contemplated by SECTION 2.9.

4.7   CONSENTS AND APPROVALS, NO VIOLATIONS.

      Except for the filings and Permits as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws, and the filing of the Certificates of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of any of the Company Organizational Documents or similar organizational documents of the Company or any Company Subsidiary, (b) require any filing with, or Permit of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or loss of any rights) under, any of the terms, conditions or provisions of any Company Agreement (except where such violation, breach or default would not have a Company Material Adverse Effect), (d) violate any Applicable Law in any material respect, or (e) violate any Order directly applicable to the Company, any Company Subsidiary or any of their properties or assets. Except as set forth in SECTION 4.7 OF THE COMPANY DISCLOSURE SCHEDULE, there is no third party non-governmental consent, notice or approval related to the Company, any Company Subsidiary or any of their respective assets or properties required to be obtained prior to the consummation of any of the Transactions under any material Company Agreement.

4.8   REPORTS AND FINANCIAL STATEMENTS.

      (a) The Company has filed with the SEC the Company SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date of this Agreement, the Company SEC Documents, including any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and
(b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC.

      (b) Each of the Financial Statements has been prepared from, and is in accordance with, the books and records of the Company and the Company Subsidiaries. The Financial Statements complied, as of their respective dates, in all material respects with applicable accounting requirements and rules and regulations of the SEC. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of interim condensed consolidated financial statements, to the absence of certain notes) and fairly present in all material respects, (i) the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and (ii) the consolidated results of operations, changes in shareholders equity and cash flows of the Company and the Company Subsidiaries for the periods presented therein.

4.9   BOOKS AND RECORDS.

      The books of account, minute books, stock record books and other records of the Company and the Company Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the requirements of Section 13(b)(2) of the Exchange Act, including an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Company Board and committees of the Company Board, and no meeting of any of such shareholders, the Company Board or such committees has been held for which minutes have not been prepared and are not contained in such minute books.

4.10  NO UNDISCLOSED LIABILITIES.

      Except (a) as disclosed in the Financial Statements and (b) for Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, neither the Company nor any Company Subsidiary has any material Liability.

4.11  INTENTIONALLY OMITTED.

4.12  ABSENCE OF CERTAIN CHANGES.

      Except as set forth in SECTION 4.12 OF THE COMPANY DISCLOSURE SCHEDULE, since the Balance Sheet Date neither the Company nor any Company Subsidiary has:

      (a) suffered any Company Material Adverse Effect or conducted its business except in the ordinary and usual course consistent with past practice;

      (b) incurred any Liabilities except non-material items incurred in the ordinary course of the business of the Company or the Company Subsidiary and consistent with past practice, none of which exceeds one hundred thousand dollars ($100,000) (counting Liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single Liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves or allowances;

      (c) paid, discharged or satisfied any Liability other than the payment, discharge or satisfaction in the ordinary course of the business of the Company or the Company Subsidiary and consistent with past practice of Liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of the business of the Company or the Company Subsidiary and consistent with past practice since the Balance Sheet Date;

      (d) permitted or allowed any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien, except for Liens for current Taxes not yet due;

      (e) written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of the business of the Company or the Company Subsidiary and consistent with past practice;

      (f) cancelled any debt or waived any claim or right of substantial value;

      (g) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of the business of the Company or the Company Subsidiary and consistent with past practice;

      (h) disposed of or permitted to lapse any right to the use of any Intellectual Property, or disposed of or disclosed to any Person, other than representatives of Parent, any trade secret, formula, process, know-how or other Intellectual Property not yet a matter of public knowledge;

      (i) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, and no such increase is customary on a periodic basis or required by agreement or understanding;

      (j) made any single capital expenditure or commitment in excess of one hundred thousand dollars ($100,000) for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of two hundred thousand dollars ($200,000) (on a consolidated basis) for additions to property, plant, equipment or intangible capital assets;

      (k) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or any Company Subsidiary;

      (l) made any change in any method of Tax or GAAP accounting or accounting practice;

      (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any Affiliate or Associate of any, of its officers or directors, except for directors' fees, and compensation to officers at rates not exceeding the rates of compensation paid during the fiscal year ended September 30, 2000;

      (n) accelerated, terminated, made material modifications to, or cancelled, and no other party has accelerated, terminated, made material modifications to, or cancelled, any Company Agreement to which the Company is a party or by which it is bound except where such acceleration, termination, material modification or cancellation would not have had a Company Material Adverse Effect;

      (o) adopted or amended any Benefit Plan, entered into or terminated any employment or consulting Company Agreement, paid any special bonus or incentive remuneration to any individual in the Company's employ or service, entered into or implemented any severance or change in control benefit agreement or program with any such individual, or made any loans or extensions of credit to any such individual; or

      (p) agreed, whether in writing or otherwise, to take any action described in this SECTION 4.12.

4.13  LITIGATION.

      Except as set forth in SECTION 4.13 OF THE COMPANY DISCLOSURE SCHEDULE, there is no pending action, suit, inquiry, proceeding or investigation by or before any Governmental Entity or, to the knowledge of the Company and the Company Subsidiaries, threatened against or involving the Company or any Company Subsidiary, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions. Neither the Company nor any Company Subsidiary is in default under or in violation of, nor to the knowledge of the Company and the Company Subsidiaries is there any valid basis for any claim of default under or violation of, any Company Agreement or commitment or restriction to which the Company or any Company Subsidiary is a party or by which any of them or any of their assets is bound except where such default or violation would not have had a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any Order directly applicable to the Company or such Subsidiary which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

4.14  EMPLOYEE BENEFIT PLANS.

      (a) SECTION 4.14 OF THE COMPANY DISCLOSURE SCHEDULE lists each Company Benefit Plan.

      (b) With respect to each Company Benefit Plan, Company has delivered or made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan (of, if not written, a written summary of its material terms) and the most recent summary plan description and summary of material modifications, if any, related to such Company Benefit Plan, (ii) each trust agreement, insurance contract or other funding arrangement, (iii) the most recent annual report (Form 5500) filed with the IRS) (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or financial statement, (v) the most recent determination letter, if any, issued by the IRS and any pending request for a determination letter and (vi) each registration statement, Permit application and prospectus. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company and the Company Subsidiaries, any other Person, has any express or implied commitment, whether legally enforceable or not, to continue (for any period), modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code.

      (c) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all Applicable Laws, including ERISA and the Internal Revenue Code (including the prohibited transaction rules thereunder), and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date of this Agreement. No suit, administrative proceeding, action or other adverse proceeding or claim has been brought or threatened against or with respect to any such Company Benefit Plan (other than routine benefits claims) and there is no pending audit or inquiry by the IRS or United States Department of Labor with respect to any Company Benefit Plan. No event has occurred, and, to the knowledge of Company or any Company Subsidiary, there exists no condition or set of circumstances, that could subject the Company or any Company Subsidiary to any material Liability (other than for routine benefit Liabilities) relating in any way to any Company Benefit Plan.

      (d) Except as set forth in SECTION 4.14(d) OF THE COMPANY DISCLOSURE SCHEDULE, each Company Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without Liability (other than
(A) Liability for ordinary administrative expenses typically incurred in a termination event or (B) Liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such Liability or which are reflected on the Company's most recent consolidated balance sheet).

      (e) Each Company Benefit Plan and its related trust that is intended to qualify under Section 401(a) or 4975(e)(7) and Section 501(a), respectively, of the Internal Revenue Code has received a favorable determination letter from the IRS as to such qualified status or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and nothing has occurred that could adversely affect such qualified status.

      (f) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA or the minimum funding rules of ERISA or the Internal Revenue Code and no Company ERISA Affiliate has sponsored or contributed to or been required to contribute to any such pension plan.

      (g) With respect to each Benefit Plan required to be set forth in the Company Disclosure Schedule that is subject to Title IV of ERISA or the minimum funding rules of ERISA or the Internal Revenue Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within thirty (30) days of such event) has occurred or is expected to occur, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code), whether or not waived, as of the most recently ended plan year of such Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA). No material Liability under Title IV of ERISA has been incurred by the Company or any other Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any Company Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material Liability thereunder. None of the assets of the Company or any Company Subsidiary is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or Section 412(n) of the Internal Revenue Code.

      (h) Except as required by Applicable Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. To the knowledge of the Company and the Company Subsidiaries, the Company and each of the Company Subsidiaries are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended.

      (i) The Company has delivered to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of the Company and each Company Subsidiary providing for annual compensation in excess of seven hundred and fifty thousand dollars ($750,000), (ii) all severance plans, agreements, programs and policies of the Company and each Company Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to their respective employees, directors or consultants which contain "change of control" provisions. No payment or benefit which may be required to be made by the Company or any Company Subsidiary or which otherwise may be required to be made under the terms of any Company Benefit Plan or other arrangement will constitute a parachute payment under Internal Revenue Code Section 280G, and except as set forth in SECTION 4.14(i) OF THE COMPANY DISCLOSURE Schedule, the consummation of the Transactions will not, alone or in conjunction with any other possible event (including termination of employment), (i) entitle any current or former employee or other service provider of the Company or any Company Subsidiary to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement, or
(ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider, alone or in conjunction with any other possible event (including termination of employment).

      (j) Except as set forth in SECTION 4.14(j) OF THE COMPANY DISCLOSURE SCHEDULE, the execution of, and performance of the Transactions will not (either along with or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or agreement that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee or director of the Company, or the Company Subsidiaries, whether or not any such payment would be an "excess parachute payment" (within the meaning of Section 280G of the Internal Revenue Code).

      (k) SECTION 4.14(k) OF THE COMPANY DISCLOSURE SCHEDULE sets forth a list of all persons who the Company reasonably believes are, with respect to Company or any Company Subsidiary, "disqualified individuals" (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder) as of the date of this Agreement. Within a reasonable period of time after the last business day of each month after the date of this Agreement and on or about the date which is five (5) business days prior to the expected Closing, the Company shall revise SECTION 4.14(k) OF THE COMPANY DISCLOSURE SCHEDULE to reflect any additional information which the Company reasonably believes would impact the determination of persons who are, with respect to the Company or any Company Subsidiary, "disqualified individuals" (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder) as of each such date.

      (l) Except as set forth in SECTION 4.14(l) OF THE COMPANY DISCLOSURE SCHEDULE, neither the Company nor to the knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Company Benefit Plan has breached the fiduciary rules of the ERISA or engaged in a prohibited transaction which could subject the Company to any tax or penalty imposed under Sections 4975 of the Code or Section 502 (i), (j) or (l) of ERISA.

      (m) The Company has timely deposited and transmitted all amounts withheld from employees for contributions or premium payments for each Company Benefit Plan into the appropriate trusts or accounts which are required to be deposited or transmitted in a manner which is in substantial compliance with Applicable Law.

      (n) Each Company Benefit Plan that allows loans to plan participants has been operated in accordance with its terms, the plan's written loan policy and all applicable laws.

      (o) To the knowledge of the Company, no individual who has been classified by the Company as a non-employee (such as an independent contractor, leased employee or consultant) shall have a claim against the Company for eligibility to participate in any Company Benefit Plan, if such individual is later reclassified as an employee of the Company.

      (p) SCHEDULE 4.14(P) OF THE COMPANY DISCLOSURE SCHEDULE lists each Foreign Plan. "FOREIGN PLAN" means any employee benefit, pension scheme, retirement, profit sharing, health, dental, life or disability insurance plan, as well as any other plan, program or arrangement involving direct or indirect compensation, under which the Company or any Company Subsidiary has any present or future obligations or liability on behalf of its employees or former employees or their dependents and beneficiaries. Each Foreign Plan has been maintained in good standing with each applicable Governmental Authority. All contributions have been made with respect to all Foreign Plans on a timely basis. Neither the Company nor any ERISA Affiliate has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

4.15  TAX MATTERS, GOVERNMENT BENEFITS.

      (a) The Company and each Company Subsidiary have duly filed all Tax Returns that are required to be filed, and have duly paid or caused to be duly paid in full all Taxes reflected on such Tax Returns and any other Taxes required to have been paid. When filed all such Tax Returns were correct and complete in all material respects and accurately reflected all Liability for Taxes for the periods covered thereby. All unpaid Taxes owed by the Company and all Company Subsidiaries relating to periods or portions of periods through the Balance Sheet Date (whether or not shown on any Tax Return) are reflected on the Financial Statements. Since the Balance Sheet Date, the Company and the Company Subsidiaries have not incurred any Liability for any Taxes other than in the ordinary course of business and such Taxes are properly reflected on the Company's books and records. Neither the Company nor any Company Subsidiary has received written notice of any claim made by an authority in a jurisdiction where the Company or the Company Subsidiary, as the case may be, does not file Tax Returns, that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction and no basis for such a claim exists. None of the Company Subsidiaries are required to file Tax Returns or pay any Taxes in the United States or have any Liabilities with respect to Taxes in the United States.

      (b) The federal income Tax Returns of the Company have been examined by the applicable Taxing authority (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including September 30, 1997 and no material deficiencies were asserted as a result of such examinations that have not been resolved or fully paid. Neither the Company nor any Company Subsidiary has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (c) Except as set forth in SECTION 4.15(c) OF THE COMPANY DISCLOSURE SCHEDULE, no federal, state, local or foreign audit, examination or other administrative proceeding is pending or, to the knowledge of the Company and the Company Subsidiaries, threatened with regard to any Taxes or Tax Returns of the Company or of any Company Subsidiary. There is no dispute or claim concerning any Tax Liability of the Company or any Company Subsidiary either claimed or raised by any taxing authority in writing.

      (d) The Company is not a party to any Company Agreement that could result, separately or in the aggregate, in a payment of any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code.

      (e) The Company (A) has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code (or any predecessor provision) (or similar provision of state, local or foreign law) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Internal Revenue Code) owned by the Company or (B) is not, nor has ever been, a
(i) "personal holding company" within the meaning of Section 542 of the Internal Revenue Code (or similar provision of state, local or foreign law), or (ii) a "passive foreign investment company" within the meaning of Section 1297 of the Internal Revenue Code.

      (f) The Company has at no time been a "United States real property holding corporation" within the meaning of Section 897(c) of the Internal Revenue Code.

      (g) The Company is not a party to any Tax sharing, Tax indemnity or other agreement or arrangement with any entity not a member of the Company's consolidated group for federal income Tax purposes.

      (h) None of the Company or any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any Liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

      (i) The Company has previously made available to Purchaser true, correct and complete copies of (i) all federal and state income and payroll Tax Returns filed by or on behalf of the Company for the years ended September 20, 1998 and September 30, 1999 and (ii) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and any similar documents or communication sent or received by the Company and any Company Subsidiary.

      (j) Except as set forth in SECTION 4.15(j) OF THE COMPANY DISCLOSURE SCHEDULE, none of the Company and nor any Company Subsidiary has been notified that either the Internal Revenue Service or any other Taxing authority has raised any issues, or notified the Company or any Company Subsidiary of an intent to raise such issues, in connection with any Tax Return of the Company and or Company Subsidiary.

      (k) The Company and each Company Subsidiary has complied in all respects with all Applicable Laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees).

      (l) Except as set forth in SECTION 4.15(l) OF THE COMPANY DISCLOSURE SCHEDULE, neither the Company nor any Company Subsidiary has agreed to, or are required to, make any adjustments or changes either on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Internal Revenue Code (or similar provisions of state, local or foreign law), and neither the Internal Revenue Service nor any other Tax authority has proposed any such adjustments or changes in the accounting methods of the Company or any Company Subsidiary.

      (m) Neither the Company nor Company Subsidiary will be required to include in income during a taxable period that ends after the Closing Date any income that economically accrued and was accounted for prior to the Closing Date by reason of the installment method of accounting, the completed method of accounting or otherwise.

      (n) Except as set forth in SECTION 4.15(n) OF THE COMPANY DISCLOSURE SCHEDULE, no Liens for Taxes exist with respect to any assets or properties of the Company or any Company Subsidiary. There are no Taxes asserted by any Taxing authority to be due that have not been paid.

      (o) Section 4.15(A) OF THE COMPANY DISCLOSURE SCHEDULE lists all the jurisdictions in which the Company or any Company Subsidiary is required to file a Tax Return or pay Taxes.

4.16  TITLE TO PROPERTIES; ENCUMBRANCES.

      Except as set forth in SECTION 4.16 OF THE COMPANY DISCLOSURE SCHEDULE, each of the Company and the Company Subsidiaries has good, valid and marketable title to all the properties and assets which it purports to own (real, personal and mixed, tangible and intangible) and which are reflected in the Balance Sheet, and all the properties and assets purchased by the Company and the Company Subsidiaries since the Balance Sheet Date, in each case free and clear of all Liens, title defects or objections of any nature whatsoever including, leases, chattel mortgages, conditional sales contract, collateral security arrangements and other title or interest retention arrangements, except, with respect to all such properties and assets: (a) Liens shown on the Financial Statements as securing specified Liabilities, with respect to which no default exists; (b) minor imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operations of the Company or any Company Subsidiary and which have arisen only in the ordinary course of the business of the Company or the Company Subsidiary and consistent with past practice since the Balance Sheet Date; and (c) Liens for current Taxes not yet due. The rights, properties and other assets presently owned, leased or licensed by the Company and the Company Subsidiaries and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit the Company and the Company Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

4.17  LEASES.

      SECTION 4.17 OF THE COMPANY DISCLOSURE SCHEDULE contains a true, correct and complete list of all material leases pursuant to which the Company or any Company Subsidiary leases real or personal property. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect. There is no existing material default by the Company or any Company Subsidiary thereunder. No material event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder; and except as set forth in SECTION 4.17 OF THE COMPANY DISCLOSURE SCHEDULE, all lessors under such leases have consented (where such consent is necessary) to the consummation of the Transactions without requiring modification in the rights or obligations of the lessee under such leases.

4.18  ENVIRONMENTAL AND SAFETY MATTERS.

      Except as disclosed on SECTION 4.18 OF THE COMPANY DISCLOSURE SCHEDULE:

      (a) The Company and the Company Subsidiaries have complied and are in compliance, in all material respects, with all Environmental and Safety Requirements (including without limitation all Permits and licenses required thereunder).

      (b) None of Company or any Company Subsidiary has received any oral or written notice of any material violation of, or any material liability (contingent or otherwise) or obligation under, any Environmental and Safety Requirements.

      (c) To the knowledge of the Company, no facts, events or circumstances with respect to the past or current operations or facilities of the Company, any Company Subsidiary or any of their respective predecessors or affiliates (including without limitation any on-site or off-site disposal or release of, or contamination by, hazardous materials, substances or wastes) has or would give rise to any material liability or corrective or remedial obligation under any Environmental and Safety Requirements.

      (d) The Company and the Parent have furnished to the Purchaser all environmental audits, reports and other material environmental documents relating to the current and former operations and facilities of the Company and Company Subsidiaries, which are in their possession, custody or control.

4.19  INTELLECTUAL PROPERTY.

      (a) SECTION 4.19(a) OF THE COMPANY DISCLOSURE SCHEDULE contains a true, correct and complete list of all of the Company's and the Company Subsidiaries' patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, copyrights and copyright registrations and applications and any other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by the Company and/or any Company Subsidiary to protect its interests in the Company Intellectual Property.

      (b) TRADEMARKS. All Trademark registrations are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise materially affect the priority and enforceability of the Trademark in question. No registered Trademark has been within the last three (3) years or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office. To the knowledge of the Company and the Company Subsidiaries, no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement. To the knowledge of the Company and the Company Subsidiaries, there has been no prior use of any material Trademark by any third party that confers upon said third party superior rights in any such Trademark. The Company and the Company Subsidiaries have adequately policed the Trademarks against third party infringement, and the Trademarks registered in the United States have been continuously used by the Company or one of the Company Subsidiaries since the date set forth in, the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or renewal certificates, as the case may be.

      (c) PATENTS. All issued Patents are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the Patent in question. No Patent has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office. To the knowledge of the Company and the Company Subsidiaries, no such action has been threatened within the one (1)-year period prior to the date of this Agreement. To the knowledge of the Company and the Company Subsidiaries, there is no patent or patent application of any person that invalidates any claim the Company or any of the Company Subsidiaries has in any issued Patent.

      (d) TRADE SECRETS. Without limiting the generality of the foregoing, the Company and each of the Company Subsidiaries enforces a policy of requiring each relevant employee, consultant and contractor to execute agreements that contain provisions designed to prevent unauthorized disclosure of the Company's confidential information and Trade Secrets. With respect to employees, such agreements are substantially in the Company's standard forms and also assign to the Company or such Subsidiary, as the case may be, all rights to any Intellectual Property relating to the Company's or such Subsidiary's business that is developed by the employee in the course of his or her activities for the Company or any of the Company Subsidiaries or is developed during working hours using the resources of the Company or any such Subsidiary. With respect to contractors and consultants, the agreements either assign all Intellectual Property Rights developed pursuant to the agreement or license such rights on agreed-upon terms. Except under confidentiality obligations, to the knowledge of the Company and the Company Subsidiaries, there has been no disclosure by the Company or any Subsidiary of material confidential information or Trade Secrets.

      (e) LICENSE AGREEMENTS. SECTION 4.19(e) OF THE COMPANY DISCLOSURE SCHEDULE sets forth a complete and accurate list of all license agreements granting to the Company or any of the Company Subsidiaries any material right to use or practice any rights under any Intellectual Property other than software commercially available on reasonable terms to any person for a license fee of no more than fifty thousand dollars ($50,000) (collectively, the "INBOUND LICENSE AGREEMENTS"), indicating for each the title and the parties thereto and the amount of any future royalty or license fee payable thereunder. Except as set forth in SECTION 4.19(e) OF THE COMPANY DISCLOSURE SCHEDULE, there is no material outstanding or, to the knowledge of the Company and the Company Subsidiaries, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

      (f) OWNERSHIP; SUFFICIENCY OF INTELLECTUAL PROPERTY ASSETS. Except as set forth in SECTION 4.19(f) OF THE COMPANY DISCLOSURE SCHEDULE, the Company or one of the Company Subsidiaries owns or possesses adequate licenses or other rights to use, free and clear of Liens and Orders, all of its Intellectual Property used in its business. The Intellectual Property identified in SECTION 4.19(a) OF THE COMPANY DISCLOSURE SCHEDULE, together with the Company's and the Company Subsidiaries' unregistered copyrights, mask works and Trade Secrets and the Company's and such Subsidiaries' rights under the licenses granted to the Company or any of the Company Subsidiaries under the Inbound License Agreements, constitute all the material Intellectual Property rights used in the operation of the Company's and the Company Subsidiaries' businesses as they are currently conducted and are all the Intellectual Property rights necessary to operate such businesses after the Effective Time in substantially the same manner as such businesses have been operated by the Company and the Company Subsidiaries prior thereto.

      (g) PROTECTION OF INTELLECTUAL PROPERTY. The Company has taken such steps as the Company's management believes is necessary to protect the Intellectual Property of the Company and the Company Subsidiaries.

      (h) NO INFRINGEMENT BY THE COMPANY. To the knowledge of the Company and the Company Subsidiaries, the products used, manufactured, marketed, sold or licensed by the Company and the Company Subsidiaries, and all Intellectual Property used in the conduct of the Company's and the Company Subsidiaries' businesses as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any valid and enforceable rights owned or controlled by any third party.

      (i) NO PENDING OR THREATENED INFRINGEMENT CLAIMS. Except as set forth in
SECTION 4.19(i) OF THE COMPANY DISCLOSURE SCHEDULE, no litigation is now or, within the three (3) years prior to the date of this Agreement, was pending and, to the knowledge of the Company and the Company Subsidiaries, no notice or other claim in writing has been received by the Company or any of the Company Subsidiaries within the one (1) year prior to the date of this Agreement, (i) alleging that the Company any of the Company Subsidiaries has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company. No Intellectual Property (y) that is owned by the Company or any of the Company Subsidiaries is subject to any outstanding Order restricting the use, sale, transfer, assignment or licensing thereof by the Company or any such Subsidiary, or (z) that is the subject of an Inbound License Agreement is, to the knowledge of the Company and the Company Subsidiaries, subject to any outstanding judgment, decree, stipulation or agreement restricting the use, sale, transfer, assignment or licensing thereof by the Company or any of the Company Subsidiaries, except as provided in the Inbound License Agreements.

      (j) NO INFRINGEMENT BY THIRD PARTIES. Except as set forth in SECTION 4.19(j) OF THE COMPANY DISCLOSURE SCHEDULE, to the knowledge of the Company and the Company Subsidiaries, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed to the Company or any of the Company Subsidiaries, and no such claims have been brought against any third party by the Company or any of the Company Subsidiaries.

      (k) ASSIGNMENT; CHANGE OF CONTROL. Except as set forth in SECTION 4.19(k) OF THE COMPANY DISCLOSURE SCHEDULE, the execution, delivery and performance by the Company of this Agreement, and the consummation of the Transactions, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or alter, any of the Company's or any of the Company Subsidiaries' rights to own any of its Intellectual Property or their respective rights under any Inbound License Agreement or Outbound License Agreement, nor require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

4.20  EMPLOYMENT MATTERS.

      (a) The Company and each Company Subsidiary are in compliance in all material respects with all currently Applicable Laws and regulations relating to the hiring and retention of all employees, leased employees and independent contractors, relating to wages, hours, labor, employment and employment practices, terms and conditions of employment, equal employment opportunity, collective bargaining and the payment of social security and other taxes, and is not engaged in any unfair labor practice.. The Company and each Company Subsidiary have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and neither the Company nor any Company Subsidiary is liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of the business of the Company or the Company Subsidiary and consistent with past practice). Except as set forth in SECTION 4.20(a) OF THE COMPANY DISCLOSURE SCHEDULE, there is no pending claim against the Company or any Company Subsidiary under any workers compensation plan or policy or for long-term disability. There is no controversy pending or, to the knowledge of the Company and the Company Subsidiaries, threatened, between the Company or any Company Subsidiary, on the one hand, and any of their respective employees, on the other hand, which controversies have resulted, or could reasonably be expected to result, in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union Company Agreement, and neither the Company nor any Company Subsidiary knows of any activities or proceedings of any labor union in connection with an attempt to organize any such employees. To the Company's or any Company Subsidiary's knowledge, no employees of the Company or any Company Subsidiary are in violation of any term of any employment Company Agreement, patent disclosure Company Agreement, noncompetition Company Agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others. No employee of the Company or any Company Subsidiary has given notice to the Company or any Company Subsidiary, and neither the Company nor any of the Company Subsidiaries has knowledge, that any of its employees intends to terminate his or her employment with the Company or any Company Subsidiary.

      (b) SECTION 4.20(b) OF THE COMPANY DISCLOSURE SCHEDULE lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise), the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Company or any Company Subsidiary whose annual compensation exceeded (or, in 2001, is expected to exceed) seventy five thousand dollars ($75,000).

      (c) Except as set forth in SECTION 4.20(c) OF THE COMPANY DISCLOSURE SCHEDULE, all officers, employees and consultants of the Company and each Company Subsidiary have signed proprietary rights and confidentiality agreements in substantially the form set forth in SECTION 4.20(c) OF THE COMPANY DISCLOSURE SCHEDULE.

4.21  COMPLIANCE WITH LAWS.

      The Company and each of the Company Subsidiaries are in compliance in all material respects with, and have not violated in any material respect any Applicable Law, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the knowledge of the Company and the Company Subsidiaries, threatened against the Company or any Company Subsidiary alleging any such violation. All Permits required under Applicable Law are in full force and effect.

4.22  CONTRACTS AND COMMITMENTS.

      Except as set forth in SCHEDULE 4.22 OF THE DISCLOSURE SCHEDULE:

      (a) Except for Company Agreements filed as exhibits to the Company SEC Documents, neither the Company nor any Company Subsidiary is a party to any Company Agreements which are material to the Company and the Company Subsidiaries, taking the Company together with the Company Subsidiaries as a whole.

      (b) There are no Company Agreements or commitments relating to the TAOS system, whether for installation, delivery, licensing, migration, maintenance or otherwise (including any Company Agreement relating to the termination, modification or settlement of any obligations under any such Company Agreement).

      (c) There are no Company Agreements relating to any DRA Classic System, INLEX/3000 System or MultiLIS System, whether for installation, delivery, licensing, upgrade or otherwise, that have any known material outstanding monetary obligations (including any Company Agreement relating to the termination, modification or settlement of any Liabilities under any such Company Agreement).

      (d) There is no Company Agreement relating to the maintenance of any DRA Classic System, INLEX/3000 System or MultiLIS System which has generated revenue to the Company and/or any Company Subsidiary in the immediately preceding twelve
(12) months in an amount greater than $90,000.

      (e) There are no Company Agreements relating to the issuance of performance bonds, surety bonds, letters of credit or other credit support.

      (f) No Company Agreement or commitment of the Company or any Company Subsidiary has been entered into other than in the normal, ordinary and usual course of the business of the Company or any Company Subsidiary or is at a price considered excessive by the Company's management.

      (g) There is no Company Agreement, commitment or proposal of the Company or any Company Subsidiary which continues for a period of more than twelve (12) months and is intended to result in any loss to the Company or any Company Subsidiary upon completion or performance thereof.

      (h) Neither the Company nor any Company Subsidiary has any outstanding Company Agreements with any officer, employee, agent, consultant, advisor, salesperson, sales representative, distributor or dealer that is not cancelable by it on notice of not longer than thirty (30) days and without Liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

      (i) Neither the Company nor any Company Subsidiary has any employment agreement, or any other agreement that contains any severance or termination pay Liabilities.

      (j) Neither the Company nor any Company Subsidiary is in material default, nor is there any basis known to the Company or any Company Subsidiary for any valid claim of material default, under any Company Agreement or commitment which is material to the Company and the Company Subsidiaries, taking the Company together with the Company Subsidiaries as a whole.

      (k) Neither the Company nor any Company Subsidiary is restricted or prohibited by any Company Agreement or Order from, directly or indirectly, carrying on its business anywhere in the world.

      (l) Neither the Company nor any Company Subsidiary has any obligation for Indebtedness, including any guarantee of or agreement to acquire any such debt obligation, of others.

      (m) Neither the Company nor any Company Subsidiary has any outstanding Indebtedness to any Person other than to the Company or a wholly-owned Subsidiary of the Company.

      (n) Neither the Company nor any Company Subsidiary has any power of attorney outstanding or any Liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity.

4.23  CUSTOMERS AND SUPPLIERS.

      Except as set forth on SCHEDULE 4.23 OF THE COMPANY DISCLOSURE Schedule, during the last twelve (12) months, neither the Company nor any of the Company Subsidiaries has received any notice of termination or written threat of termination from any of the ten (10) largest suppliers to the Company and the Company Subsidiaries taken as a whole (in terms of Company Liability) or the ten
(10) largest customers of the Company and the Company Subsidiaries taken as a whole (in terms of annual consolidated sales). Except as set forth on SCHEDULE
4.23 OF THE COMPANY DISCLOSURE SCHEDULE, there has not been any material adverse change in the business relationship of the Company or any Company Subsidiary with any customer who accounted for more than three percent (3%) of the Company's sales (on a consolidated basis) during the last twelve (12) months, or any supplier from whom the Company and the Company Subsidiaries purchased more than three percent (3%) of the goods or services (on a consolidated basis) which it purchased during the same period. SCHEDULE 4.23 OF THE COMPANY DISCLOSURE SCHEDULE contains copies of all correspondence from or to any customer or supplier as well as all other documents relating to any of the foregoing matters.

4.24  INFORMATION IN SCHEDULE 14D-9.

      The information supplied by the Company for inclusion in the Offer Documents, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent or Purchaser for inclusion in the Schedule 14D-9.

4.25  INFORMATION IN PROXY STATEMENT.

      The Proxy Statement, if any, will not, at the date mailed to Company shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent or Purchaser for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act.

4.26  OPINION OF FINANCIAL ADVISOR.

      The Company Board has received the oral opinion on the date of this Agreement of Crescendo Capital Partners, LLC (the "FINANCIAL ADVISOR") and shall, within ten (10) days after the date of this Agreement, receive the written opinion of the Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent and Purchaser) is fair to such holder from a financial point of view. A manually signed, accurate and complete copy of such opinion shall be delivered to Purchaser and Parent promptly after the Company's receipt thereof. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Offer Documents and the Schedule 14D-9 and the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to the Financial Advisor and its counsel.

4.27  ABSENCE OF QUESTIONABLE PAYMENTS.

      Neither the Company nor any Company Subsidiary nor any current director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has used any corporate or other funds for any unlawful contribution, payment, gift, or entertainment, or made any unlawful expenditure relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any Company Subsidiary nor any current director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contribution, payment, gift or expenditure. The Company and each Company Subsidiary which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

4.28  INSIDER INTERESTS.

      Except as disclosed in SCHEDULE 4.28 OF THE COMPANY DISCLOSURE SCHEDULE or the Company SEC Documents filed prior to the date of this Agreement, no present or former affiliate of the Company has, or since December 31, 1998 has had, (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Company or any of the Company Subsidiaries, (ii) has had business dealings or a material financial interest in any transaction with the Company or any of the Company Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of the Company Subsidiaries) or (iii) an equity interest or any other financial or profit interest in any Person that has had business dealings, or a material financial interest in any transaction, with the Company or any of the Company Subsidiaries.

4.29  BROKERS OR FINDERS.

      No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions except for the Financial Advisor. True and correct copies of all agreements between the Company and the Financial Advisor including any fee arrangements are included in
SECTION 4.29 OF THE COMPANY DISCLOSURE SCHEDULE.

4.30  INSURANCE.

      SECTION 4.30 OF THE COMPANY DISCLOSURE LETTER sets forth a true and complete list of all insurance policies carried by, or covering the Company and the Company Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. True and complete copies of each such policy have previously been made available to Parent. All such policies are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid in a timely manner and the Company and the Company Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is customary for the industries in which the Company and the Company Subsidiaries operate.

4.31  EMPLOYEE STOCK PURCHASE PLAN.

      The Company has terminated its stock purchase plan and such termination shall be effective as of June 1, 2001.

4.32  FULL DISCLOSURE.

      The Company has not failed to disclose to Parent any facts material to the business, properties, assets, Liabilities, condition (financial or otherwise), operations, earnings or results of operations of the Company and the Company Subsidiaries, taking the Company together with the Company Subsidiaries as a whole. No representation or warranty by the Company in this Agreement and no statement contained in any document (including financial statements and the Company Disclosure Schedule), certificate, or other writing furnished or to be furnished by the Company to Parent, Purchaser or any of their respective representatives pursuant to this Agreement or in connection with any of the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND PURCHASER

            Parent and Purchaser represent and warrant to the Company that:

5.1   ORGANIZATION.

      Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not materially adversely affect the ability of Parent and Purchaser to timely consummate any of the Transactions.

5.2   AUTHORIZATION, VALIDITY OF AGREEMENT, NECESSARY ACTION.

      Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Merger and the other Transactions have been duly authorized by the boards of directors of each of Parent and Purchaser and by Parent as the sole shareholder of Purchaser, and no other corporate action on the part of Parent or Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser, and, assuming due and valid authorization, execution and delivery by the Company, is a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except to the extent such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.3   CONSENTS AND APPROVALS, NO VIOLATIONS.

      Except for the filings and Permits as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws and the filing of the Certificates of Merger, none of the execution, delivery or performance of this Agreement by Parent or Purchaser, the consummation by Parent or Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent or Purchaser; (b) require any filing with any Governmental Entity or any Permit; (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract to which Parent, or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; (d) violate any Applicable Law or (e) violate any Order applicable to Parent, any of its Subsidiaries or any of their properties or assets, which would in each case materially adversely affect the ability of Parent and Purchaser to timely consummate any of the Transactions.

5.4   INFORMATION IN OFFER DOCUMENTS.

      The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information furnished by the Company expressly for inclusion in the Offer Documents.

5.5   INFORMATION IN PROXY STATEMENT.

      None of the information furnished by Parent or Purchaser for inclusion in the Proxy Statement will, at the date mailed to shareholders or the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

5.6   BROKERS OR FINDERS.

      Neither Parent nor any of its Subsidiaries or their respective Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions for which the Company or any Company Subsidiary would have any Liability if this Agreement is terminated in accordance with its terms.

5.7   LACK OF OWNERSHIP OF SHARES.

      Neither Parent nor any of its Subsidiaries hold any Shares or other securities convertible into Shares.


                                   ARTICLE VI

                                    COVENANTS

6.1   INTERIM OPERATIONS OF THE COMPANY.

      The Company covenants and agrees that, prior to the earlier of the Appointment Date or the date, if any, on which this Agreement is earlier terminated pursuant to SECTION 8.1 (the "TERMINATION DATE") as agreed in writing by Parent, after the date hereof:

      (a) the business of the Company and each of the Subsidiaries shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and the Company and each Company Subsidiary shall use its commercially reasonable efforts to preserve its business organization intact in all material respects, keep available the services of its current executive officers and key employees and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it, to the end that the goodwill and ongoing business of each of them shall be materially unimpaired at the Effective Time;

      (b) neither the Company nor any Company Subsidiary shall: (i) amend any of the Company Organizational Documents other than as set forth in SECTION 2.4,
(ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than Shares reserved for issuance on the date of this Agreement pursuant to the exercise of Company Stock Options and Warrants outstanding on the date of this Agreement, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (iv) split, combine or reclassify any shares of any class or series of its stock, or (v) other than the deemed repurchase of Company Stock Options and Warrants in accordance with SECTION 3.4 of this Agreement, redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

      (c) neither the Company nor any Company Subsidiary shall (i) incur or assume any Indebtedness or other Liability, other than in the ordinary and usual course of business and consistent with past practice, (ii) modify the terms of any Indebtedness or other Liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice, or (iii) modify, amend or terminate any of its material Company Agreement (including any Company Agreement listed on SECTION 4.22 OF THE COMPANY DISCLOSURE SCHEDULE) or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

      (d) neither the Company nor any Company Subsidiary shall assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except as described in SECTION 6.1(d) OF THE COMPANY DISCLOSURE SCHEDULE as being in the ordinary course of business and consistent with past practice, (i) make any loan, advance or capital contribution to, or investment in, any other Person (other than to or in wholly owned Company Subsidiaries), or (ii) enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate);

      (e) neither the Company nor any Company Subsidiary shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice;

      (f) except as otherwise specifically provided in this Agreement or in the
Schedule 14D-9, make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or Affiliates in the ordinary course of business and consistent with past practice) or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise; or

      (g) except as otherwise specifically contemplated by this Agreement or by the Schedule 14D-9 or as specifically set forth in SECTION 6.1(g) OF THE COMPANY DISCLOSURE SCHEDULE, (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate, (ii) pay, offer to pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company or any Company Subsidiary of any amount relating to unused vacation days (except payments and accruals made in the ordinary course of business consistent with past practice), or (iii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

      (h) except as may be required by Applicable Law or this Agreement, enter into, adopt or amend or terminate any bonus, special remuneration, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner;

      (i) neither the Company nor any Company Subsidiary shall exercise its discretion or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other "change in control" of the Company (as defined in the Company Benefit Plans) or otherwise;

      (j) neither the Company nor any Company Subsidiary shall revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by generally accepted accounting principles;

      (k) neither the Company nor any Company Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to and the prior consent of Parent;

      (l) neither the Company nor any Company Subsidiary shall enter into any Company Agreement or transaction relating to the purchase of assets other than in the ordinary course of business and consistent with prior practices;

      (m) neither the Company nor any Company Subsidiary shall settle or compromise any pending or threatened suit, action or claim that (i) relates to the Transactions or (ii) the settlement or compromise of which would involves more than fifty thousand dollars ($50,000) or that would otherwise be material to the Company and the Company Subsidiaries, taking the Company together with the Company Subsidiaries as a whole, or that relates to any Intellectual Property matters;

      (n) neither the Company nor any Company Subsidiary shall pay, purchase, discharge or satisfy any of its Liabilities, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of Liabilities reflected or reserved against in, or contemplated by, the Financial Statements;

      (o) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

      (p) neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it unless required by GAAP, (ii) change any of its policies, procedures or timing of the collection of accounts receivable in accordance with its historical practices, or (iii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP or change in the Internal Revenue Code or the regulations under the Internal Revenue Code, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

      (q) except as otherwise permitted by SECTION 6.4, neither the Company nor any Company Subsidiary will take, or agree to commit to take, any action that could or would be reasonably likely to result in any of the conditions to the Offer set forth in APPENDIX A to this Agreement or any of the conditions set forth in ARTICLE VII not being satisfied, or would make any representation or warranty of the Company contained in this Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company or the holders of Shares to consummate the Offer or the Merger in accordance with the terms thereof or materially delay such consummation; and

      (r) neither the Company nor any Company Subsidiary will enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing (and the Company shall use all reasonable efforts not to take any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect).

6.2   ACCESS; CONFIDENTIALITY.

      The Company shall (and shall cause each Company Subsidiary to) afford to the officers, employees, accountants, counsel, financing sources and other authorized representatives of Parent, reasonable access, provided such persons first contact Kathy Biggs, to coordinate the logistics of such access and only contact other Company employees and representatives as Ms. Biggs may reasonable direct, during the period prior to the earlier of the Appointment Date or Termination Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each Company Subsidiary to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. If Ms. Biggs ceases to be employed by the Company or is otherwise unavailable to perform the duties set out in this SECTION 6.2, the Company shall promptly designate another executive officer of the Company to perform such duties and shall promptly inform Parent and Purchaser of such designation. Access shall include the right to conduct such environmental studies as Parent shall deem appropriate. After the Appointment Date, the Company shall provide Parent and such Persons as Parent shall designate with all such information, at anytime as Parent shall reasonably request. Until the Appointment Date, unless otherwise required by law or in order to comply with disclosure requirements applicable to the

Offer Documents or the Proxy Statement, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement.

6.3   REASONABLE EFFORTS.

      (a) Prior to the Closing, upon the terms and subject to the conditions set forth of this Agreement, Parent, Purchaser and the Company agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the Offer and the Merger and make effective the Merger and the other Transactions as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Offer, the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any third party or Governmental Entity and (ii) the satisfaction of the other parties' conditions to Closing. The Company shall reasonably cooperate in Purchaser's efforts to obtain debt financing that is sufficient to consummate the Transactions. In addition, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither the Company nor any of the Company Subsidiaries shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits Parent's or Purchaser's freedom of action with respect of, or their ability to retain, the Company or any of the Company Subsidiaries or any material portions thereof or any of the businesses, Product lines, properties or assets of the Company or any of the Company Subsidiaries, without Parent's prior written consent (which may be withheld in Parent's sole and absolute discretion).

      (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Offer, the Merger and the other Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits (including environmental Permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Company shall and shall cause the Company Subsidiaries to use best efforts to effect such transfers, amendments or modifications.

      (c) The Company and Parent shall file as soon as practicable, but in any event by no later than five (5) Business Days after the delivery of the Financing Letters to the Parent, notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of the HSR Act waiting period.

      (d) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Parent or Purchaser to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of any of the Transactions.

6.4   NO SOLICITATION OF COMPETING TRANSACTION.

      (a) From the date hereof until the Termination Date, neither the Company nor any Company Subsidiary or Affiliate of the Company shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company, each Company Subsidiary and each Affiliate of the Company, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit or initiate or resume (including by way of furnishing or disclosing non-public information) or take any action designed to facilitate any discussions, inquiries, negotiations or the making of any proposals with respect to or concerning any Acquisition Proposal. Nothing contained in this SECTION 6.4 or any other provision of this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act (PROVIDED, that such tender or exchange offer was not solicited, encouraged, discussed, or continued in contravention of this Agreement and PROVIDED, FURTHER, that discussions with respect thereto were not required to cease or be terminated pursuant to this Agreement), or (ii) making such disclosure to the Company's shareholders where the Company Board determines in good faith, after having consulted with outside counsel (who may be its regularly engaged outside counsel), that failure to make such disclosure would violate its fiduciary duties to the Company's shareholders under Applicable Law, PROVIDED, in each case, that the Company may not, except as permitted by SECTION 6.4(b) of this Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, the Company will immediately cease any and all existing activities, discussions or negotiations with any and all parties conducted heretofore with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, Person or other entity or group pursuant to appropriate confidentiality agreements (which shall be no more permissive than the Confidentiality Agreement and shall permit the disclosure contemplated by this
SECTION 6.4(a)), and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if:

                  (x) such entity or group has, on an unsolicited basis, submitted a bona fide Acquisition Proposal in writing to the Company Board which the board determines in good faith, consistent with advice of an independent investment banker, (i) is capable of being and likely to be funded on the disclosed terms and (ii) is likely to be consummated in accordance with its terms; and

                  (y) the Company Board determines in good faith that failure to take such action would violate its fiduciary duties to the Company's shareholders under Applicable Law (i) based on the advice of the Financial Advisor or a nationally recognized investment banking firm that the Acquisition Proposal is superior, from a financial point of view, to the Offer and the Merger for the Company's common shareholders and (ii) after having consulted with outside legal counsel).

The Company will promptly (but not later than 24 hours) notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, any Company Subsidiary or any of their respective representatives, and the Company will promptly (but not later than 24 hours) communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it, any Company Subsidiary or any of their respective representatives may receive (and will promptly (but not later than 24 hours) provide to Parent copies of any written materials received by the Company, any Company Subsidiary or their respective representatives in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation, and shall promptly (but not later than 24 hours) communicate to Parent the status of such proposal, discussion or inquiry. The Company will simultaneously provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

      (b) Except as set forth below in this SECTION 6.4(b), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, or take any action in furtherance of the withdrawal or modification, in a manner adverse to Parent or Purchaser, the approval or recommendation by such board of directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend or take any action in furtherance of approval of recommendation of, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company Board may withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth (5th) Business Day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal which it intends to accept, specifying the terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments in the terms and conditions set forth of this Agreement as would enable the Company to proceed with the Transactions on such adjusted terms. Nothing in this Agreement shall permit the Company to enter into any agreement, arrangement or understanding with any third party providing for the payment of fees or reimbursement of expenses in the event Parent makes a proposal in response to such Superior Proposal. The Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated pursuant to SECTION 8.1 of this

Agreement and the Company has paid all amounts due to Parent pursuant to SECTION
9.1 of this Agreement.

6.5   TRANSFER OF MAJOR SHAREHOLDERS' SHARES.

      The Company hereby waives any rights the Company may have under any agreement or otherwise to object to the transfer to Purchaser or Parent of any or all Shares held by the Major Shareholders and hereby covenants not to consent to the transfer of any Shares held by the Major Shareholders to any other Person unless (i) the Company will have obtained the specific, prior written consent of Parent with respect to any such transfer or (ii) this Agreement shall have been terminated pursuant to ARTICLE VIII of this Agreement.

6.6   PUBLICITY.

      The initial press release with respect to the execution of this Agreement shall be (i) a joint press release reasonably acceptable to Parent and acceptable to the Company and (ii) released promptly following the execution of this Agreement (and, in any event, on the same day as such execution, or if such execution occurs after 4:00 p.m. EST, prior to 9:00 a.m. on the next Business
Day). Thereafter, until the Appointment Date, or the date this Agreement is terminated pursuant to ARTICLE VIII of this Agreement (whichever occurs first), neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market. Parent will cause the initial press release to be filed with the SEC on a Schedule TO and the Company will file the initial press release on a Schedule 14d-9, in each case, on the date of release.

6.7   NOTIFICATION OF CERTAIN MATTERS.

      The maker of a representation or warranty contained in this Agreement shall give prompt notice to the other party, of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which caused or may cause any such representation or warranty to be untrue or inaccurate in any material respect at or prior to the Effective Time and the maker of a covenant, condition or agreement to be complied with or satisfied by it hereunder shall give prompt notice to the other party of any material failure of the maker, to comply with or satisfy any such covenant, condition or agreement, PROVIDED, HOWEVER, that the delivery of any notice pursuant to this SECTION 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.8   DIRECTORS' AND OFFICERS' INDEMNIFICATION.

      (a) For four (4) years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless each Indemnified Party against all losses, damages, Liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, Liabilities and amounts paid in settlement (PROVIDED, that any such settlement is effected with the written consent of Parent or the Surviving Corporation) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under applicable Missouri law, the terms of the Company's articles of incorporation and the by-laws and in any agreement, as in effect at the date hereof, PROVIDED, that, in the event any claim or claims are asserted or made within such four (4)-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

      (b) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance coverage for a period of not less than four (4) years after the Effective Date, PROVIDED, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; PROVIDED, FURTHER, that in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums for insurance under this SECTION 6.8(b) in excess of one hundred fifty percent (150%) of the aggregate premiums paid by the Company in the twelve (12) months prior to the date of this Agreement, on an annualized basis for such purpose; and PROVIDED, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this SECTION 6.8(b) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of one hundred fifty percent (150%) of the aggregate premiums paid by the Company in the twelve (12) months prior to the date of this Agreement, on an annualized basis for such purpose.

6.9   STATE TAKEOVER LAWS.

      Notwithstanding any other provision in this Agreement, in no event shall the State Takeover Statute Approval be withdrawn, revoked or modified by the Company Board. If any state takeover statute other than the right to demand "fair value" in respect of Shares under Section 351.455 of the MGBCL becomes or is deemed to become applicable to the Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger or the other Transactions, the Company, the applicable Company Subsidiary and the Company Board shall take all action necessary to render such statute inapplicable to all of the foregoing.

6.10  PURCHASER COMPLIANCE.

      Parent shall cause Purchaser to comply with all of its payment and other obligations under or related to this Agreement.

6.11  INTENTIONALLY OMITTED.

6.12  EXPENSES.

      Immediately prior to the Appointment Date, the Company will pay all Transaction Expenses incurred by it and will obtain releases from all of its attorneys, accountants, consultants, investment bankers, financial advisors and other representatives providing services in connection with the Transactions, including the Financial Advisor, with respect to all Transaction Expenses which are contingent upon the consummation of the Transactions or which relate to periods prior to the Expiration Date.

6.13  EMPLOYMENT AGREEMENT.

      Immediately prior to the Effective Time, the employment agreement by and between Michael J. Mellinger ("MELLINGER") and the Company, dated as of April 17, 1997, and any other agreement by and between Mellinger or any of his Affiliates and the Company or any Company Subsidiary shall have been terminated, other than the equipment lease agreement by and between Data Research Associates, Inc. and Davandy Management, Inc., dated as of April 15, 1991, without any resulting Liability of the Company or any Company Subsidiary.

6.14  INTERIM ACTIONS.

      Neither Parent nor Purchaser will take, or agree to commit to take, any action that could or would be reasonably likely to result in any of the conditions to the Offer set forth in APPENDIX A to this Agreement or any of the conditions set forth in ARTICLE VII not being satisfied, or would make any representation or warranty of Parent or Purchaser contained in this Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of Parent or Purchaser to consummate the Offer or the Merger in accordance with the terms thereof or materially delay such consummation.

6.15  SUBSIDIARY CAPITAL STOCK.

      Upon the request of Parent, the Company shall use its best efforts to cause each Person set out in SECTION 4.2 OF THE COMPANY DISCLOSURE SCHEDULE to sell, convey or otherwise transfer on the Appointment Date any shares of the capital stock of MultiLIS Europe, S.A. held by such Person to Persons designated by Parent.


                                  ARTICLE VII

                                   CONDITIONS

      The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver by both parties at or prior to the Effective Time of each of the following conditions:

7.1   SHAREHOLDER APPROVAL.

      This Agreement shall have been adopted by the requisite vote of the holders of the Shares, if required by Applicable Law, in order to consummate the Merger; PROVIDED THAT Parent and Purchaser shall have voted all of their Shares in favor of the Merger.

7.2   STATUTES; COURT ORDERS.

      No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no Order in effect precluding consummation of the Merger. If any Order is issued, each party shall use its reasonable efforts to remove such Order.

7.3   PURCHASE OF SHARES IN OFFER.

      Parent, Purchaser or their Affiliates shall have purchased the Shares pursuant to the Offer.

7.4   GOVERNMENTAL APPROVAL.

      Any governmental or regulatory notices, approvals or other requirements necessary to consummate the Transactions and to operate the Business after the Effective Time in all material respects as it was operated prior thereto shall have been given, obtained or complied with, as applicable, and the applicable waiting period under the HSR Act shall have expired or been terminated.

7.5   PROXY STATEMENT CLEARED.

      The Proxy Statement, if required to be prepared and disseminated to the Company's shareholders, shall have been cleared by the SEC and shall not be the subject of any stop order.


                                  ARTICLE VIII

                                   TERMINATION

8.1   TERMINATION.

      Notwithstanding anything contained in this Agreement to the contrary, this Agreement and the Transactions may be terminated or abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

      (a) Subject to SECTION 2.3(c), by the mutual written consent of Parent and the Company;

      (b) By either of the Company or Parent:

            (i) if the Offer shall have expired without any Shares being purchased pursuant to the Offer; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or prior to such date (other than a failure by Purchaser to consummate the Offer solely because Purchaser failed to receive the financing contemplated by the Financing Letters);

            (ii) if Purchaser shall not have commenced the Offer prior to the fortieth (40th) Business Day immediately following the date hereof; or

            (iii) if any Governmental Entity shall have issued an Order or taken any other action (which Order or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such Order shall have become final and non-appealable; provided however, that the party seeking to terminate this Agreement pursuant to this SECTION 8.1(b)(ii) shall have used its reasonable efforts to remove such Order.

      (c) By the Company:

            (i) if Parent has not received the Financing Letters prior to the thirtieth (30th) Business Day after the date hereof, and none of the conditions set forth in PARAGRAPHS (A) through and including (G) of APPENDIX A to this Agreement other than PARAGRAPH (F) (with respect to the representations and warranties as of the Expiration Date) and PARAGRAPH
      (G) (with respect to obligations to be performed or agreements or covenants to be performed or complied with after the commencement of the Offer) shall have occurred (unless waived by Parent in its sole discretion) prior to such date; PROVIDED, that the Company may not terminate this Agreement pursuant to this SECTION 8.1(c)(i) if the Company is at such time in material breach of its obligations under this Agreement or if Purchaser waives its rights under SECTION 8.1(d)(iv);

            (ii) if the Company Board determines that it is required to accept a Superior Proposal in accordance with SECTION 6.4 of this Agreement; PROVIDED, that the Company has complied with all provisions thereof, including the notice provisions therein, and that the Company makes simultaneous payment to Parent of funds as required by SECTION 9.1(b) of this Agreement; or

            (iii) if Parent or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach would prevent Purchaser from consummating the Offer and cannot be or has not been cured within thirty (30) days after the giving of written notice by the Company to Parent or Purchaser, as applicable.

      (d) By Parent (on behalf of itself and Purchaser):

            (i) if, due to an occurrence, the result of which makes it impossible to satisfy any of the conditions set forth in APPENDIX A to this Agreement, Parent, Purchaser, or any of their Affiliates shall have failed to commence the Offer prior to the fortieth (40th) Business Day immediately following the date hereof;

            (ii) if, prior to the purchase of Shares by Purchaser pursuant to the Offer, the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed a letter of intent, agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a Person (other than Parent, Purchaser or their Affiliates);

            (iii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which gives rise to the failure of a condition set forth in APPENDIX A to this Agreement and such breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Parent or Purchaser to the Company; or

            (iv) if Parent has not received the Financing Letters prior to the thirtieth (30th) Business Day after the date hereof.

8.2   EFFECT OF TERMINATION.

      In the event of the termination or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no Liability on the part of Parent, Purchaser or the Company except (a) nothing contained herein shall relieve Purchaser, Parent or the Company of any Liability for any breach of any representation, warranty or covenant occurring prior to such termination (except that neither Parent nor Purchaser shall have any Liability if they fail to receive the Financing Letters or the financing contemplated thereby except as set forth in SECTION 9.1(c)) and
(b) as set forth in SECTIONS 6.2 and 9.1. Notwithstanding anything in this Agreement to the contrary, ARTICLE IX shall survive the termination of this Agreement.


                                   ARTICLE IX

                                  MISCELLANEOUS

9.1   FEES AND EXPENSES.

            (a) Except as specifically PROVIDED to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Transactions are consummated.

            (b) The Company shall pay to Parent an amount equal to the Company Termination Fee if:

            (i) Parent shall terminate or abandon the Transactions pursuant to
      SECTION 8.1(d)(ii) of this Agreement;

            (ii) the Company shall terminate or abandon the Transactions pursuant to SECTION 8.1(c)(ii); or

            (iii) (A) prior to the termination of this Agreement, any Person shall have commenced, communicated to the Company or publicly proposed an Acquisition Proposal, (B) this Agreement shall have been terminated either
      (x) pursuant to SECTION 8.1(b)(i) (and the Minimum Condition shall not have been satisfied on the Termination Date) or pursuant to either SECTION 8.1(b)(ii) or SECTION 8.1(d)(i) (unless the failure to commence the Offer which resulted in the termination right pursuant to either SECTION 8.1(b)(ii) or SECTION 8.1(d)(i) constituted a breach of this Agreement by Purchaser or Parent) or (y) pursuant to SECTION 8.1(d)(iii) and, in the case of such termination pursuant to SECTION 8.1(d)(iii), the breach giving rise to such termination (I) is willful or knowing, (II) is of SECTION 6.4 or (III) relates to or arises from (x) such Acquisition Proposal, (y) an action taken by any third party relating to or arising from such Acquisition Proposal or (z) the failure by the Company, any Company Subsidiary or any Major Shareholder to take any action required to be taken by this Agreement or the Support Agreement relating to or in connection with such Acquisition Proposal and (C) prior to the first anniversary of the Termination Date, the Company shall have consummated or entered into an agreement or letter of intent in respect of an Acquisition Proposal.

      The Company hereby waives any right to set-off or counterclaim against such amount. The Company Termination Fee shall be paid in same day funds concurrently with the execution of an agreement or acceptance of an Acquisition Proposal referred to in SECTION 9.1(b)(iii) or SECTION 9.1(b)(iv) (or upon consummation if no such agreement is executed and/or no such Acquisition Proposal is accepted) or any termination or abandonment referred to in SECTION 9.1(b)(i) or SECTION 9.1(b)(ii), as applicable.

            The Company and Company Subsidiaries expressly acknowledge that the agreements contained in this SECTION 9.1(b) are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company or any Company Subsidiary fails promptly to pay the Company Termination Fee, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company or any Company Subsidiary for the Company Termination Fee, the Company and the Company Subsidiaries expressly shall be obligated, jointly and severally, to pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee at the rate of 10% per annum.

      (c) If this Agreement is terminated (i) pursuant to SECTION 8.1(b)(i) and immediately prior to such termination, all of the conditions set forth in APPENDIX A to this Agreement shall have been satisfied and the sole reason that Purchaser did not consummate the purchase of the Shares pursuant to the Offer is that Purchaser did not receive the financing contemplated by the Financing Letters or (ii) pursuant to SECTION 8.1(c)(i) or SECTION 8.1(d)(iv), then Parent shall pay to the Company an amount equal to $1,000,000 (the "PARENT TERMINATION FEE"). In addition, if Parent is required to pay the Parent Termination Fee to the Company pursuant to clause (i) above, Parent will reimburse the Company for its reasonable legal fees and expenses incurred in connection with the negotiation, execution and delivery of the Agreement. Purchaser and Parent hereby waive any right to set-off or counterclaim against such amount. The Parent Termination Fee shall be paid in same day funds within ten (10) Business Days after any such termination.

            Parent and Purchaser expressly acknowledge that the agreements contained in this SECTION 9.1(b) are an integral part of the Transactions, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent or Purchaser fail promptly to pay the Parent Termination Fee, and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent or Purchaser for the Parent Termination Fee, Parent and Purchaser expressly shall be obligated, jointly and severally, to pay to the Company its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Parent Termination Fee at the prime rate of 10% per annum.

9.2   AMENDMENT AND MODIFICATION.

      Subject to Applicable Law and SECTION 2.3, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors, at any time prior to the Closing Date with respect to any of the terms contained herein; PROVIDED, HOWEVER, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

9.3   NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS.

      None of the representations, warranties, covenants and agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time except for the agreements set forth in ARTICLES I, II and III, the provisions of SECTIONS 3.4 and 6.8 and this
ARTICLE IX. The foregoing sentence shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.4   NOTICES.

      All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)   if to Parent or Purchaser, to:

                     Sirsi Holdings Corp.
                     101 Washington Street SE
                     Huntsville, Alabama 35801-4827
                     Attention: Patrick Sommers
                     Telephone No.:  (256) 704-7014
                     Telecopy No.:  (256) 704-7007

                     with copies (which shall not constitute notice) to:

                     Seaport Capital Partners II, L.P.
                     One Seaport Plaza
                     199 Water Street
                     New York, New York 10038
                     Attention:  William Luby
                     Telephone No.: (212) 847-8901
                     Telecopy No.: (212) 425-1420

                     and

                     O'Sullivan Graev & Karabell, LLP
                     30 Rockefeller Plaza
                     New York, New York 10112
                     Attention:  Adam K. Weinstein
                     Telephone No.:  (212) 408-2491
                     Telecopy No.:  (212) 218-6220

                     and

                     if to the Company, to:

                         Data Research Associates, Inc.

                     1276 North Warson Road
                     P.O. Box 8495
                     St. Louis, MO  63132-1806
                     Attention:  Michael J. Mellinger
                     Telephone No.: (800) 325-0888
                     Telecopy No.:  (314) 432-1100


                     with a copy (which shall not constitute notice) to:

                     Gallop, Johnson & Neuman, L.C.
                     Interco Corporate Tower, 101 S. Hanley
                     St. Louis, Missouri 63105
                     Attention:  Thomas G. Lewin
                     Telephone: 314-862-1200
                     Facsimile: 314-862-1219


9.5   COUNTERPARTS.

      This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties and delivered to the other parties.

9.6   ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

      This Agreement, the Support Agreements, and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein) constitute the entire agreement and supersede all prior agreements, negotiations, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

9.7   SEVERABILITY.

      Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.8   GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

9.9   ENFORCEMENT.

      The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties
(a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

9.10  WAIVER OF JURY TRIAL.

      Each party acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or the Transactions. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the waivers and certifications in this SECTION 9.10.

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

9.11  EXTENSION, WAIVER.

      At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of SECTION 9.2, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

9.12  ASSIGNMENT.

      Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser or Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to an Affiliate thereof without the consent of any of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    DATA RESEARCH ASSOCIATES, INC.


                                    By
                                         -------------------------------------
                                         Name:
                                         Title:


                                    MCGUIRE ACQUISITION INC.


                                    By
                                         -------------------------------------
                                         Name:
                                         Title:


                                    SIRSI HOLDINGS CORP.


                                    By
                                         -------------------------------------
                                         Name:
                                         Title:

                                   APPENDIX A

                         CERTAIN CONDITIONS OF THE OFFER

            Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or been terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Agreement and before the Expiration Date (as then extended), any of the following events shall occur or shall be determined by Purchaser to have occurred:

      (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of their or the Company's or any Company Subsidiaries' businesses or assets, or to compel Parent or Purchaser or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company, any Company Subsidiaries', Parent's or any of its Subsidiaries,
(ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer or pursuant to the Support Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions or the Support Agreement, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and the Company Subsidiaries, taking the Company together with the Company Subsidiaries as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect;

      (b) there shall be any Applicable Law or Order enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

      (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ National Market System (excluding suspensions or limitations resulting solely from computerized trading limit or any intrading suspension due to circuit breakers from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly involving the United States that has a material adverse effect on bank syndication or financial markets in the United States, (iv) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions, (v) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

      (d) there shall have occurred any Company Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a Company Material Adverse Effect);

      (e) the Company Board or any committee thereof (i) shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a Person other than Parent, Purchaser or their Affiliates or (iii) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal from, or similar business combination with, a Person other than Parent, Purchaser or their Affiliates;

      (f) any of the representations and warranties of the Company contained in the Agreement shall not be true and correct in all material respects at and as of the date of the Agreement or at and as of the scheduled Expiration Date with the same effect as if made at and as of the Expiration Date except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date (in each case, except for those representations and warranties that contain materiality or Company Material Adverse Effect qualifications, which shall be true and correct in all respects), and the Company shall have delivered to Parent and Purchaser a certificate to such effect, executed by the Chief Executive Officer of the Company and by the Chief Financial Officer of the Company;

      (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it prior to the scheduled Expiration Date under the Agreement;

      (h) the Company shall not have delivered to Parent and Purchaser a certificate to the effect set forth in the immediately preceding clauses (f) and
(g), executed by each of the Chief Executive Officer and the Chief Financial Officer of the Company;

      (i) all consents necessary to the consummation of the Offer or the Merger including consents from parties to any contract (including the Sirsi Credit Agreement) and consents from Governmental Entities shall not have been obtained and be in full force and effect, other than consents the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect;

      (j) the Agreement shall have been terminated in accordance with its terms; or

      (k) the sum of the Company's cash, cash equivalents and short-term investments (in each case determined in accordance with the Company's historical practices and in accordance with GAAP) shall be less than $ 18.7 million (prior to the payment of the Transaction Expenses) and the Company shall have no obligations in respect of any Indebtedness; or

      (l) the Company shall not have received all material third-party consents.

      The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Purchaser, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the reasonable discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


                                       3